Filed Pursuant to Rule 424(b)(5)
File Number 333-223142-04

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus do not constitute an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 28, 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated February 22, 2018)

$250,000,000

PPL Electric Utilities Corporation

First Mortgage Bonds, Floating Rate Series due 2023

PPL Electric Utilities Corporation is offering its First Mortgage Bonds, Floating Rate Series due 2023. Interest on the Bonds will be payable on                ,                ,                 and                of each year, commencing on                 , 20    and at maturity. The per annum interest rate on the Bonds will be reset quarterly based on the three-month LIBOR (as defined herein) plus    %, subject to the provisions set forth in this prospectus supplement under the caption “Description of the Bonds—Maturity; Interest; Payment.” The Bonds will mature on                 , 2023 unless redeemed on an earlier date. We may, at our option, redeem the Bonds, in whole at any time or in part from time to time, on or after September        , 2021 at the redemption price described herein. See “Description of the Bonds—Redemption.”

The Bonds will be secured by a lien on substantially all of our electricity distribution properties and certain of our electricity transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement and in the accompanying prospectus. See “Description of the Bonds—Security; Lien of the Mortgage.”

Investing in the Bonds involves certain risks. See “Risk Factors” on page S-5 of this prospectus supplement, on page 2 of the accompanying prospectus, beginning on page 21 of our Annual Report on Form 10-K for the year ended December 31, 2019, beginning on page 99 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and beginning on page 107 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discount		Proceeds, Before Expenses, to Us(1)
Per Bond		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from October , 2020.

The underwriters expect to deliver the Bonds to the purchasers in book-entry form through the facilities of The Depository Trust Company and for the accounts of its participants, including Clearstream Banking, société anonyme, and Euroclear S.A./N.V., as operator of the Euroclear System, on or about October    , 2020.

Joint Book-Running Managers

BMO Capital Markets	RBC Capital Markets	Wells Fargo Securities

The date of this prospectus supplement is September    , 2020.

This prospectus supplement, the accompanying prospectus and any free writing prospectus that we prepare or authorize contain and incorporate by reference information that you should consider when making your investment decision. Neither we nor the underwriters have authorized anyone to provide you with different information. Neither we nor the underwriters are making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

As used in this prospectus supplement and the accompanying prospectus, the terms “we,” “our” and “us” may, depending on the context, refer to PPL Electric Utilities Corporation (“PPL Electric” or “the Company”), or to PPL Electric together with its consolidated subsidiaries, taken as a whole.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement that PPL Electric has filed with the Securities and Exchange Commission, or SEC, utilizing the “shelf” registration process. Under the shelf process, we are offering to sell the Bonds by means of this prospectus supplement and the accompanying prospectus. This prospectus supplement describes the specific terms of this offering. The accompanying prospectus and the information incorporated by reference therein describe our business and give more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. You should read this prospectus supplement together with the accompanying prospectus before making a decision to invest in the Bonds. If the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement is inconsistent with the accompanying prospectus, the information in this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and supersede the information in the accompanying prospectus.

Certain affiliates of PPL Electric, including PPL Corporation and certain of its other subsidiaries, have also registered their securities on the “shelf” registration statement referred to above. However, the Bonds are solely obligations of PPL Electric, and not of PPL Corporation or any of PPL Corporation’s other subsidiaries. None of PPL Corporation, or its other subsidiaries, or any of PPL Electric’s subsidiaries or other affiliates will guarantee or provide any credit support for the Bonds.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Electric files reports and other information with the SEC. You may obtain copies of this information at the SEC’s Web site (www.sec.gov).

PPL Electric’s Internet Web site is at www.pplelectric.com. Our parent, PPL Corporation, maintains an Internet Web site at www.pplweb.com. On the Investors page of that Web site, PPL Corporation provides access to SEC filings of PPL Electric free of charge, as soon as reasonably practicable after filing with the SEC. Neither the information at PPL Electric’s Web site nor the information at PPL Corporation’s Web site is incorporated in this prospectus supplement by reference, and you should not consider it a part of this prospectus supplement.

Reports and other information concerning PPL Electric can also be inspected at its offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179.

Incorporation by Reference

PPL Electric will “incorporate by reference” information into this prospectus supplement by disclosing important information to you by referring you to other documents that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede that information. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about PPL Electric.

SEC Filings	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2019
Quarterly Report on Form 10-Q	Quarters ended March 31, 2020 and June 30, 2020
Current Report on Form 8-K	March 31, 2020 (as to Item 8.01 only) and May 22, 2020

Additional documents that PPL Electric files with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering of the Bonds are also incorporated herein by reference.

PPL Electric will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus supplement has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning PPL Electric at:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasury Department

Telephone: 610-774-4092

SUMMARY

The following summary contains information about the offering by PPL Electric of its Bonds. It does not contain all of the information that may be important to you in making a decision to purchase the Bonds. For a more complete understanding of PPL Electric and the offering of the Bonds, we urge you to read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein, including the “Risk Factors” sections and our financial statements and the notes to those statements.

PPL Electric Utilities Corporation

PPL Electric, headquartered in Allentown, Pennsylvania, is a direct wholly owned subsidiary of PPL Corporation and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. PPL Electric is subject to regulation as a public utility by the Pennsylvania Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission under the Federal Power Act. PPL Electric delivers electricity in its Pennsylvania service area and provides electricity supply to retail customers in that area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

The Offering

Issuer	PPL Electric Utilities Corporation

Securities Offered	$250,000,000 aggregate principal amount of PPL Electric’s First Mortgage Bonds, Floating Rate Series due 2023 (“Bonds”)

Stated Maturity Date	, 2023

Interest Payment Dates	Interest on the Bonds will be payable quarterly in arrears on , , and of each year, commencing on , 20 .

Interest Rate	The per annum interest rate on the Bonds will reset quarterly based on the three-month LIBOR plus basis points ( %), subject to the provisions set forth herein under “Description of the Bonds—Maturity; Interest; Payment.”

Redemption	The Bonds may be redeemed at our option, in whole at any time or in part from time to time, on or after September , 2021, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus accrued and unpaid interest on the principal amount of such Bonds being redeemed to, but excluding, such redemption date. See “Description of the Bonds—Redemption.”

Ranking; Security	The Bonds will be secured by a lien on substantially all of our electricity distribution properties and certain of our electricity transmission properties, subject to certain exceptions and exclusions, as described in this prospectus supplement. See “Description of the Bonds—General” and “Description of the Bonds—Security; Lien of the Mortgage.”

Listing	We do not intend to apply to list the Bonds on any securities exchange.

Form and Denomination	The Bonds will initially be issued in the form of one or more global securities, without coupons, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof, and deposited with the Trustee (as hereinafter defined) on behalf of The Depository Trust Company (“DTC”), as depository, and registered in the name of DTC or its nominee. See “Description of the Bonds—General” and “Description of the Bonds—Book-Entry Only Issuance—The Depository Trust Company.”

Use of Proceeds	We intend to use the net proceeds of this offering to repay short-term debt and for general corporate purposes. See “Use of Proceeds.”

Conflicts of Interest	Certain of the underwriters or their affiliates may receive more than 5% of the net proceeds of this offering, and in that case such underwriter could be deemed to have a conflict of interest under FINRA Rule 5121. As a result, such underwriter would be required to conduct the distribution of Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to sell to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest” herein.

Reopening of the Series	We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms as the Bonds, other than the date of initial issuance, the price to public, and, in some circumstances, the initial interest accrual date and the initial interest payment date. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage (as hereinafter defined). See “Description of the Bonds—General.”

Trustee and Calculation Agent	The Bank of New York Mellon.

Governing Law	The Bonds and the Mortgage are governed by the laws of the State of New York, except to the extent the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), is applicable and except where otherwise required by law. The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

Risk Factors	An investment in the Bonds involves risks. You should carefully consider the discussion of risks in “Risk Factors” in this prospectus supplement and the other information in this prospectus supplement and the accompanying prospectus before making an investment decision.

RISK FACTORS

Before making a decision to invest in the Bonds, you should carefully consider the risk factors described below, the risk factors described on page 2 of the accompanying prospectus, the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, beginning on page 21, including those related to the novel coronavirus disease 2019 and related global outbreak that was subsequently declared a pandemic by the World Health Organization under the heading “Risk Factors” in Part II, Item IA, the risk factors set forth in our Quarterly Reports for the quarters ended March 31, 2020 and June 30, 2020, beginning on pages 99 and 107, respectively, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Risks Relating to the Bonds

Our credit ratings and ratings on the Bonds may not reflect all risks of your investment in the Bonds.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Bonds. These credit ratings may not reflect the potential impact of risks relating to the terms or market for the Bonds. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

An active trading market for the Bonds may not develop.

The Bonds are a new issue of securities with no established trading market and we do not intend to apply for listing of the Bonds on any securities exchange. We cannot assure that an active trading market for the Bonds will develop. There can be no assurances as to the liquidity of any market that may develop for the Bonds, the ability of Holders to sell their Bonds or the price at which the Holders will be able to sell their Bonds. Future trading prices of the Bonds will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

Uncertainty relating to the calculation of the U.S. dollar London Interbank Offered Rate (“LIBOR”) and other reference rates and their potential discontinuance may adversely affect the value of the Bonds.

National and international regulators and law enforcement agencies have conducted investigations into a number of rates or indices which are deemed to be “reference rates.” Actions by such regulators and law enforcement agencies may result in changes to the manner in which certain reference rates are determined, their discontinuance, or the establishment of alternative reference rates. In particular, on July 27, 2017, the United Kingdom’s Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that it intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR after 2021. Such announcement indicates that the continuation of LIBOR on the current basis cannot and will not be guaranteed after 2021. Additionally, the FCA has stated, as recently as July 1, 2020, that: “The interest rate benchmark LIBOR is expected to cease after end-2021.” Based on the foregoing, it appears highly likely that LIBOR will be discontinued or modified after 2021.

At this time, it is not possible to predict the effect that these developments, any discontinuance, modification or other reforms to LIBOR or any other reference rate, or the establishment of alternative reference rates may have on LIBOR, other benchmarks or floating rate debt securities, including the Bonds. Uncertainty as to the nature of such potential discontinuance, modification, alternative reference rates or other reforms may materially adversely affect the trading market for securities linked to such benchmarks, including the Bonds. Furthermore, the use of alternative reference rates or other reforms could cause the interest rate calculated for the Bonds, and consequently the value of the Bonds, to be materially lower than expected.

If it is determined that LIBOR has been discontinued and an alternative reference rate for three month LIBOR is used as described herein under the caption “Description of the Bonds—Maturity; Interest; Payment” we or our Designee (as defined in “Description of the Bonds—Maturity; Interest; Payment”) may make certain adjustments to such rate, including applying a spread thereon or with respect to the business day convention, Interest Determination Dates (as defined in “Description of the Bonds—Maturity; Interest; Payment”) and related provisions and definitions, to make such alternative reference rate comparable to three month LIBOR, in a manner that is consistent with industry-accepted practices or applicable regulatory or legislative actions or guidance for such alternative reference rate. See “Description of the Bonds—Maturity; Interest; Payment.” Any of the specified methods of determining floating rate alternative reference rates or the permitted adjustments to such rates may result in interest payments on your Bonds that are lower than or that do not otherwise correlate over time with the interest payments that would have been made on the Bonds if the published LIBOR continued to be available.

Other floating rate debt securities, by comparison, may be subject in similar circumstances to different procedures for the establishment of alternative reference rates. Any of the foregoing may have a material adverse effect on the amount of interest payable on your Bonds, or the market liquidity and market value of your Bonds.

Interest on the Bonds will be calculated using a Benchmark Replacement selected by us (or our Designee) if a Benchmark Transition Event occurs.

As described in detail in this prospectus supplement under the caption “Description of the Bonds— Maturity; Interest; Payment” and “Description of the Bonds—Effect of a Benchmark Transition Event” (the “benchmark transition provisions”), if during the term of the Bonds, we (or our Designee) determine that a Benchmark Transition Event (as defined in the benchmark transition provisions) and its related Benchmark Replacement Date (as defined in the benchmark transition provisions) have occurred with respect to the three month LIBOR (or the then-current Benchmark (as defined in the benchmark transition provisions), as applicable), we (or our Designee) in our sole discretion will select a Benchmark Replacement (as defined in the benchmark transition provisions) as the base rate in accordance with the benchmark transition provisions. The Benchmark Replacement will include a spread adjustment and technical, administrative or operational changes described in the benchmark transition provisions may be made to the interest rate determination as determined by us (or our Designee) in our sole discretion.

Our (or our Designee’s) interest in making the determinations described above may be adverse to your interests as a holder of the Bonds. The selection of a Benchmark Replacement, and any decisions made by us (or our Designee) in connection with implementing a Benchmark Replacement with respect to the Bonds, could result in adverse consequences to the applicable interest rate on the Bonds, which could adversely affect the return on, value of and market for the Bonds. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to LIBOR or that any Benchmark Replacement will produce the economic equivalent of LIBOR.

The Secured Overnight Financing Rate (“SOFR”) is a relatively new market index and as the related market continues to develop, there may be an adverse effect on the return on or value of the Bonds.

If a Benchmark Transition Event and its related Benchmark Replacement Date occur, then the rate of interest on the Bonds will be determined using SOFR (unless a Benchmark Transition Event and its related Benchmark Replacement Date also occur with respect to the Benchmark Replacements that are linked to SOFR, in which case the rate of interest will be based on the next-available Benchmark Replacement). In the following discussion of SOFR, when we refer to SOFR-linked bonds or debt securities, we mean the Bonds at any time when the rate of interest on those Bonds or debt securities is or will be determined based on SOFR.

The Benchmark Replacements specified in the benchmark transition provisions include Term SOFR, a forward-looking term rate which will be based on SOFR. Term SOFR is currently being developed under the sponsorship of the Federal Reserve Bank of New York, and there is no assurance that the development of Term SOFR will be completed. If a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to LIBOR and, at that time, a form of Term SOFR has not been selected or recommended by the Federal Reserve Board, the Federal Reserve Bank of New York, a committee thereof or successor thereto, then the next-available Benchmark Replacement under the benchmark transition provisions will be used to determine the amount of interest payable on the Bonds for the next applicable Interest Period (as defined in “Description of the Bonds—Maturity; Interest; Payment”) and all subsequent Interest Periods (unless a Benchmark Transition Event and its related Benchmark Replacement Date occur with respect to that next available Benchmark Replacement).

These replacement rates and adjustments may be selected or formulated by (i) the Relevant Governmental Body (as defined in the benchmark transition provisions) (such as the Alternative Reference Rates Committee of the Federal Reserve Bank of New York), (ii) the International Swaps and Derivatives Association, Inc., or (iii) in certain circumstances, us (or our Designee). In addition, the benchmark transition provisions expressly authorize us (or our Designee) to make Benchmark Replacement Conforming Changes (as defined in the benchmark transition provisions) with respect to, among other things, the determination of Interest Periods and the timing and frequency of determining rates and making payments of interest. The application of a Benchmark Replacement and Benchmark Replacement Adjustment (as defined in the benchmark transition provisions), and any implementation of Benchmark Replacement Conforming Changes, could result in adverse consequences to the amount of interest payable on the Bonds, which could adversely affect the return on, value of and market for the Bonds. Further, there is no assurance that the characteristics of any Benchmark Replacement will be similar to the then-current Benchmark that it is replacing, or that any Benchmark Replacement will produce the economic equivalent of the then-current Benchmark that it is replacing.

The Federal Reserve Bank of New York began to publish SOFR in April 2018. Although the Federal Reserve Bank of New York has also begun publishing historical indicative SOFR since 2014, such prepublication historical data inherently involves assumptions, estimates and approximations. You should not rely on any historical changes or trends in SOFR as an indicator of the future performance of SOFR. Since the initial publication of SOFR, daily changes in the rate have, on occasion, been more volatile than daily changes in comparable benchmark or market rates. As a result, the return on and value of SOFR-linked debt securities may fluctuate more than floating rate debt securities that are linked to less volatile rates.

Also, because SOFR is a relatively new market index, SOFR-linked debt securities likely will have no established trading market when issued, and an established trading market may never develop or may not be very liquid. Market terms for debt securities indexed to SOFR, such as the spread over the index reflected in interest rate provisions, may evolve over time, and trading prices of the Bonds may be lower than those of later-issued SOFR-linked debt securities as a result. Similarly, if SOFR does not prove to be widely used in securities like the Bonds, the trading price of those securities may be lower than those of debt securities linked to rates that are more widely used. Debt securities indexed to SOFR may not be able to be sold or may not be able to be sold at prices that will provide a yield comparable to similar investments that have a developed secondary market, and may consequently suffer from increased pricing volatility and market risk.

The Federal Reserve Bank of New York notes on its publication page for SOFR that use of SOFR is subject to important limitations, indemnification obligations and disclaimers, including that the Federal Reserve Bank of New York may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. There can be no guarantee that SOFR will not be discontinued or fundamentally altered in a manner that is materially adverse to you as a holder of Bonds. If the manner in which SOFR is calculated is changed or if SOFR is discontinued, that change or discontinuance may adversely affect the return on, value of and market for the Bonds.

The Bonds are subject to early redemption.

As described in “Description of the Bonds—Redemption,” we may at our option redeem the Bonds in whole or in part at the times and the redemption price described thereunder. Consequently, we may choose to redeem your Bonds at a time when prevailing interest rates are lower than the effective interest rate paid on your Bonds and at times when the trading price of your Bonds is above the redemption price. We cannot assure you that you will be able to reinvest the redemption proceeds in an investment with a return that is as high as the return you would have earned on the Bonds if they had not been redeemed and that has a similar level of investment risk.

On the other hand, while we may decide to do so, investors should not expect us to redeem the Bonds when they are redeemable, even if such a redemption would be advantageous to you or to us. Any decision we may make at any time to redeem the Bonds before their maturity will depend upon, among other things, the strength of our balance sheet, results of operations, access to financing sources across capital markets, prevailing interest rates and our business needs, as well as general market conditions at such time.

USE OF PROCEEDS

We intend to use the net proceeds of this offering to repay short-term debt and for general corporate purposes. At June 30, 2020, we had $200 million of outstanding short-term debt, including commercial paper borrowings, bearing interest at a weighted average interest rate of 0.26%, which was incurred primarily for capital expenditures.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of June 30, 2020 on an actual basis, and on an as adjusted basis to give effect to the issuance of the Bonds in this offering. This table should be read in conjunction with our consolidated financial statements, the notes related thereto and the financial and operating data incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2020
	Actual	As Adjusted
	(In millions)
Long-term debt	$3,986	3,986
Bonds offered hereby	—	250

Total long-term debt	3,986	4,236
Total equity	4,817	4,817

Total capitalization	$8,803	9,053

DESCRIPTION OF THE BONDS

The following summary description sets forth certain terms and provisions of the Bonds that we are offering by this prospectus supplement. Because this description is a summary, it does not describe every aspect of the Bonds or the Mortgage under which the Bonds will be issued, as described below. The Mortgage is filed as an exhibit to the registration statement of which the accompanying prospectus is a part. The Mortgage and its associated documents contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Bonds and the Mortgage, including definitions of certain terms used in the Mortgage. We also include references in parentheses to certain sections of the Mortgage. Whenever we refer to particular sections or defined terms of the Mortgage in this prospectus supplement, such sections or defined terms are incorporated by reference herein. The Mortgage has been qualified under the Trust Indenture Act, and you should refer to the Trust Indenture Act for provisions that apply to the Bonds.

General

We will issue the Bonds as a series of debt securities under our Indenture, dated as of August 1, 2001 (as such indenture has been and may be amended and supplemented from time to time, the “Mortgage”), with The Bank of New York Mellon, as successor trustee (the “Trustee”). The Mortgage does not limit the aggregate principal amount of bonds or other debt securities that may be issued thereunder, subject to meeting certain conditions to issuance, including those described below under “—Issuance of Additional Mortgage Securities.” The Bonds and all other debt securities issued previously or hereafter under the Mortgage are collectively referred to herein as “Mortgage Securities.” The Mortgage constitutes a first mortgage lien, subject to Permitted Liens and exceptions and exclusions as described below and in the accompanying prospectus, on substantially all of our tangible electricity distribution properties and certain of our electricity transmission properties located in Pennsylvania. (See “—Security; Lien of the Mortgage—Class A Bonds” below.) As of the date of this prospectus supplement, approximately $4.039 billion of Mortgage Securities are issued and outstanding under the Mortgage.

The Bonds will be issued in fully registered form only, without coupons. The Bonds initially will be represented by one or more fully registered global securities (the “Global Securities”) deposited with the Trustee, as custodian for DTC, as depository, and registered in the name of DTC or DTC’s nominee. A beneficial interest in a Global Security will be shown on, and transfers or exchanges thereof will be effected only through, records maintained by DTC and its participants, as described below under “—Book-Entry Only Issuance—The Depository Trust Company.” The authorized denominations of the Bonds will be $2,000 and any larger amount that is an integral multiple of $1,000. Except in limited circumstances described below, the Bonds will not be exchangeable for Bonds in definitive certificated form.

The Bonds are initially being offered in one series in the principal amount of $250,000,000. We may, without the consent of the Holders of the Bonds, increase the principal amount of the series and issue additional bonds of such series having the same ranking, interest rate, maturity and other terms (other than the date of initial issuance, the price to public and, in some circumstances, the initial interest accrual date and initial interest payment date) as the Bonds, but we will not reopen a series unless the additional bonds are fungible with previously issued bonds for U.S. federal income tax purposes or such additional bonds are issued with a separate CUSIP number. Any such additional bonds may, together with the Bonds, constitute a single series of securities under the Mortgage and may be treated as a single class for all purposes under the Mortgage, including, without limitation, voting waivers and amendments.

Maturity; Interest; Payment

The Bonds will mature on                , 2023 (the “Stated Maturity Date”). Until the principal amount of the Bonds has been paid or made available for payment, we will make interest payments on the Bonds quarterly in arrears on                 ,                 ,                  and                  of each year (each, an “Interest Payment Date”),

commencing on                 , 20    , and at maturity (whether at the Stated Maturity Date, upon redemption, or otherwise, “Maturity”). Subject to certain exceptions, the Mortgage provides for the payment of interest on an Interest Payment Date only to persons in whose names the Bonds are registered at the close of business on the record date for the applicable Interest Payment Date, which will be the close of business on (i) the Business Day immediately preceding such Interest Payment Date so long as all of the Bonds remain in book-entry only form or (ii) the fifteenth calendar day (whether or not a Business Day) immediately preceding such Interest Payment Date if any of the Bonds do not remain in book-entry only form; provided, however, that interest payable at Maturity will be paid to the person to whom principal is paid.

Interest on the Bonds will accrue from October    , 2020 or from the most recent interest payment date to which interest on the Bonds has been paid or provided for. The initial Interest Payment Date for the Bonds shall be                 , 20    . Interest on the Bonds shall be calculated on the basis of the actual number of days elapsed over a 360-day year consisting of twelve 30-day months.

If an Interest Payment Date (other than a Redemption Date or the Maturity Date) is not a Business Day, then such Interest Payment Date will be the next succeeding business day, unless the next succeeding Business Day is in the next succeeding calendar month, in which case the Interest Payment Date will be the immediately preceding business day. If a Redemption Date or the Maturity Date for the Bonds falls on a day that is not a Business Day, the payment of principal or interest otherwise payable on any such date will be postponed to the next succeeding Business Day, and no interest on such payment will accrue from and after such Redemption Date or the Maturity Date.

“Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies in The City of New York, New York, or other city in which a paying agent for such Bond is located, are generally authorized or required by law, regulation or executive order to remain closed.

The Bonds will bear interest for each quarterly Interest Period (as defined below) at a per annum rate determined by the Calculation Agent (as defined below), except as provided below. The interest rate applicable during each quarterly Interest Period will be equal to LIBOR on the Interest Determination Date (as defined below) for such Interest Period plus                basis points (    %, the “Margin”), subject to the provisions provided below. Promptly upon such determination, the Calculation Agent will notify us and the Trustee, if the Trustee is not then serving as the Calculation Agent, or in certain circumstances described below, we or our Designee will notify the Trustee, of the interest rate for the new Interest Period. In no event shall the initial Calculation Agent (The Bank of New York Mellon) be the Designee. Absent manifest error, the calculation of the applicable interest rate for each Interest Period by the Calculation Agent, or in certain circumstances described below, by us or our Designee, shall be binding and conclusive upon us, the beneficial owners and holders of the Bonds and the Trustee. Upon the written request of a holder of the Bonds, the Calculation Agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next Interest Period.

In no event shall the Calculation Agent be responsible for determining whether a Benchmark Transition Event has occurred or be responsible for determining any substitute for LIBOR, or for making any adjustments to any alternative benchmark or spread thereon, the business day convention, Interest Determination Dates or any other relevant methodology for calculating any such substitute or successor benchmark. In connection with the foregoing, the Calculation Agent will be entitled to conclusively rely on any determinations made by us or our Designee and will have no liability for such actions taken at our direction.

Any determination, decision or election that may be made by us or our designee (which may be an independent financial advisor or any other entity we designate (any of such entities, a “Designee”)) in connection with a Benchmark Transition Event (as defined below) or a Benchmark Replacement (as defined below), including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in our or our Designee’s sole discretion, and, notwithstanding anything to the contrary in the transaction documents relating to the Bonds, will become effective without consent from any other party. Neither the Trustee nor the Calculation Agent will have any liability for any determination made by or on behalf of us or our Designee in connection with a Benchmark Transition Event or a Benchmark Replacement.

The accrued interest on the Bonds for any period is calculated by multiplying the principal amount of the Bonds by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated. The interest factor (expressed as a decimal rounded upwards if necessary) is computed by dividing the interest rate (expressed as a decimal rounded upwards if necessary) applicable to such date by 360.

All percentages resulting from any calculation of the interest rate on the Bonds will be rounded, if necessary, to the nearest one-hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 0.567845% (or .00567845) being rounded to 0.56785% (or ..0056785) and 0.567844% (or .00567844) being rounded to 0.56784% (or .0056784)), and all dollar amounts used in or resulting from such calculation will be rounded to the nearest cent (with one-half cent being rounded upwards). Any percentage resulting from any calculation of any interest rate for the Bonds less than 0.00% will be deemed to be 0.00% (or 0.0000).

Determining the Floating Rate

“LIBOR” will be determined by the Calculation Agent in accordance with the following provisions:

(1) With respect to any Interest Period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that Interest Period and ending on the next Interest Payment Date that appears on Bloomberg L.P.’s page “BBAM” and, if such page is not available, from the Reuters LIBOR01 Page as of 11:00 a.m. (London time) on the Interest Determination Date for that Interest Period.

(2) If LIBOR cannot be determined as described above in clause (1), LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the Interest Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market, which may include affiliates of one or more of the underwriters of the Bonds, selected by us, at approximately 11:00 a.m., London time, on the Interest Determination Date for that Interest Period. We will request the principal London office of each such bank to provide a quotation of its rate to the Calculation Agent. If at least two such quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of such quotations. If fewer than two quotations are provided, LIBOR with respect to that Interest Period will be the arithmetic mean of the rates quoted by three major banks in New York City, which may include affiliates of one or more of the underwriters of the Bonds, selected by us, at approximately 11:00 a.m., New York City time, on the Interest Determination Date for that Interest Period for loans in U.S. dollars to leading European banks for that Interest Period and in a principal amount of not less than $1,000,000. We will request the principal New York City office of each such bank to provide a quotation of its rate to the Calculation Agent. However, if fewer than three banks selected by us to provide quotations are quoting as described above, LIBOR for that Interest Period will be the same as LIBOR as determined for the previous Interest Period.

Notwithstanding clauses (1) and (2) above in the immediately preceding paragraph, if we (or our Designee) determine on or prior to the relevant Interest Determination Date that a Benchmark Transition Event and its related Benchmark Replacement Date (as defined below) have occurred with respect to LIBOR (or the then-current Benchmark (as defined below), as applicable), then the provisions set forth below under “—Effect of a Benchmark Transition Event,” which are referred to as the benchmark transition provisions, will thereafter apply to all determinations of the rate of interest payable on the Bonds. In accordance with the benchmark transition provisions, after a Benchmark Transition Event and its related Benchmark Replacement Date have occurred, the amount of interest that will be payable for each Interest Period will be an annual rate equal to the sum of the Benchmark Replacement and the Margin specified in this prospectus supplement. However, if we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, but for any reason the Benchmark Replacement has not been determined as of the relevant Interest Determination Date, the interest rate for the applicable interest period will be equal to the interest rate for the immediately preceding Interest Period, as determined by us (or our Designee).

“BBAM” means the display that appears on Bloomberg L.P.’s page “BBAM” or any page as may replace such page on such service (or any successor service) for the purpose of displaying the London Interbank Offered rate for U.S. dollar deposits.

“Calculation Agent” means initially The Bank of New York Mellon, or its successor appointed by us, acting as calculation agent.

“Interest Determination Date” means the second London Business Day immediately preceding the first day of the relevant Interest Period.

“Interest Period” means the period commencing on an Interest Payment Date for the Bonds (or, with respect to the initial Interest Period only, commencing on the original issue date for the Bonds) and ending on the day before the next succeeding interest payment date for the Bonds.

“London Business Day” means a day that is a business day and a day on which dealings in deposits in U.S. dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.

“Reuters LIBOR01 Page” means the display designated as Reuters LIBOR01 on the Reuters 3000 Xtra (or such other page as may replace the Reuters LIBOR01 Page on that service, or such other service as may be nominated for the purpose of displaying rates or prices comparable to the London Interbank Offered rate for U.S. dollar deposits by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating the London Interbank Offered rate in the event IBA or its successor no longer does so).

Effect of a Benchmark Transition Event

Benchmark Replacement. If we (or our Designee) determine that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time (as defined below) in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Bonds in respect of such determination on such date and all determinations on all subsequent dates.

Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, we (or our Designee) will have the right to make Benchmark Replacement Conforming Changes (as defined below) from time to time.

Decisions and Determinations. Any determination, decision or election that may be made by us (or our Designee) pursuant to this subsection “—Effect of a Benchmark Transition Event,” including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in our (or our Designee’s) sole discretion, and, notwithstanding anything to the contrary in the transaction documents relating to the Bonds, shall become effective without consent from the holders of the Bonds or any other party.

For purposes of this subsection “—Effect of a Benchmark Transition Event,” the following terms have the following meanings.

“Benchmark” means, initially, LIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the Interpolated Benchmark with respect to the then-current Benchmark, plus the Benchmark Replacement Adjustment for such Benchmark; provided that if we (or our Designee) cannot determine the Interpolated Benchmark as of the Benchmark Replacement Date, then “Benchmark Replacement” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1) the sum of: (a) Term SOFR and (b) the Benchmark Replacement Adjustment;

(2) the sum of: (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark for the applicable Corresponding Tenor and (b) the Benchmark Replacement Adjustment;

(4) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; and

(5) the sum of: (a) the alternate rate of interest that has been selected by us (or our Designee) as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate debt securities at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by us (or our Designee) as of the Benchmark Replacement Date:

(1) the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and

(3) the spread adjustment (which may be a positive or negative value or zero) that has been selected by us (or our Designee) giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate debt securities at such time.

The Benchmark Replacement Adjustment shall not include the Margin specified in this prospectus supplement and such Margin shall be applied to the Benchmark Replacement to determine the interest payable on the Bonds.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, rounding of amounts or tenor, and other administrative matters) that we (or our Designee) decide may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if we (or our Designee) or the Trustee decide that adoption of any portion of such market practice is not administratively feasible or if we (or our Designee) determine that no market practice for use of the Benchmark Replacement exists, in such other manner as we (or our Designee) determine is reasonably necessary).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Compounded SOFR” means the compounded average of SOFRs for the applicable Corresponding Tenor, with the rate, or methodology for this rate, and conventions for this rate being established by us (or our Designee) in accordance with:

(1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining Compounded SOFR; provided that:

(2) if, and to the extent that, we (or our Designee) determine that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that have been selected by us (or our Designee) giving due consideration to any industry-accepted market practice for U.S. dollar denominated floating rate debt securities at such time.

For the avoidance of doubt, the calculation of Compounded SOFR shall exclude the Benchmark Replacement Adjustment and the Margin specified in this prospectus supplement.

“Corresponding Tenor” with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the then-current Benchmark.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Interpolated Benchmark” with respect to the Benchmark means the rate determined for the Corresponding Tenor by interpolating on a linear basis between: (1) the Benchmark for the longest period (for which the Benchmark is available) that is shorter than the Corresponding Tenor and (2) the Benchmark for the shortest period (for which the Benchmark is available) that is longer than the Corresponding Tenor.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is LIBOR, 11:00 a.m., London time, on the Interest Determination Date, and (2) if the Benchmark is not LIBOR, the time determined by us (or our Designee) in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate for the applicable Corresponding Tenor based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company” or DTC’s nominee, payments on the Bonds will be made as described therein.

If we default in paying interest on a Bond, we will pay such defaulted interest either:

•	to Holders as of a special record date between 10 and 15 days before the proposed payment; or

•	in any other lawful manner of payment that is consistent with the requirements of any securities exchange on which the Bonds may be listed for trading. (See Section 307.)

We will pay principal of and interest and premium, if any, on the Bonds at Maturity upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in New York, New York, as our Paying Agent.

In our discretion, we may change the place of payment on the Bonds, and we may remove any Paying Agent and may appoint one or more additional Paying Agents (including us or any of our affiliates). (See Section 702.)

Form; Transfers; Exchanges

You may have your Bonds divided into Bonds of smaller denominations (of at least $2,000 and any larger amount that is an integral multiple of $1,000) or combined into Bonds of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.” (See Section 305.)

So long as the Bonds are registered in the name of DTC, as depository for the Bonds as described herein under “—Book-Entry Only Issuance—The Depository Trust Company,” or DTC’s nominee, transfers and exchanges of beneficial interest in the Bonds will be made as described therein. In the event that the book-entry only system is discontinued and the Bonds are issued in certificated form, you may exchange or transfer Bonds at the corporate trust office of the Trustee. The Trustee acts as our agent for registering Bonds in the names of Holders and transferring debt securities. We may appoint another agent (including one of our affiliates) or act as our own agent for this purpose. The entity performing the role of maintaining the list of registered Holders is called the “Security Registrar.” It will also perform transfers. In our discretion, we may change the place for registration of transfer of the Bonds and may designate a different entity as the Security Registrar, including us or one of our affiliates. (See Sections 305 and 702.)

There will be no service charge for any transfer or exchange of the Bonds, but you may be required to pay a sum sufficient to cover any tax or other governmental charge payable in connection therewith. We may block the transfer or exchange of (1) Bonds during a period of 15 days prior to giving any notice of redemption or (2) any Bond selected for redemption in whole or in part, except the unredeemed portion of any Bond being redeemed in part. (See Section 305.)

Redemption

We may redeem the Bonds at our option on or after September        , 2021, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus accrued and unpaid interest on the principal amount of such Bonds being redeemed to, but excluding, such redemption date.

The Bonds will not be subject to a sinking fund or other mandatory redemption provisions and will not be repayable at the option of the Holder prior to the Stated Maturity Date.

The Bonds will be redeemable upon notice by mail between 10 days and 60 days prior to the Redemption Date.

If less than all of the Bonds are to be redeemed, the Trustee will select the Bonds, or portions thereof, to be redeemed. In the absence of a provision for selection, the Trustee will choose a method of random selection that it deems fair and appropriate. (See Sections 503 and 504.)

Bonds called for redemption will cease to bear interest on the Redemption Date. We will pay the redemption price and any accrued interest once you surrender the Bond for redemption. (See Section 505.) If only part of a Bond is redeemed, the Trustee will deliver to you a new Bond of the same series for the remaining portion without charge. (See Section 506.)

We may make any redemption at our option conditional upon the receipt by the Paying Agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price. If the Paying Agent has not received such money by the date fixed for redemption, we will not be required to redeem such Bonds. (See Section 504.)

Security; Lien of the Mortgage

Except as described below under this heading and under “—Issuance of Additional Mortgage Securities,” and subject to the exceptions described under “—Satisfaction and Discharge,” all Mortgage Securities, including the Bonds, will be secured, equally and ratably, by:

•

the lien of the Mortgage, which constitutes, subject to Permitted Liens and certain exceptions and exclusions, a first mortgage lien on substantially all of our tangible electricity distribution properties and certain of our electricity transmission properties located in Pennsylvania. We sometimes refer to our property that is subject to the lien of the Mortgage as “Mortgaged Property;” and

•	any Class A Bonds, as described below, delivered to the Trustee.

The Mortgage creates a lien on substantially all tangible properties of PPL Electric in Pennsylvania used in the distribution and transmission of electricity, other than property duly released from the lien thereof in accordance with the provisions of the Mortgage and certain other excepted property, and subject to certain Permitted Liens and excepted encumbrances, as described below. We sometimes refer to PPL Electric’s distribution and transmission properties of the type subject to the lien of the Mortgage, exclusive of the Excepted Property described below, as “Electric Utility Property.”

We may obtain the release of property from the lien of the Mortgage from time to time, upon the bases provided for such release in the Mortgage. See “—Release of Property.”

Federal regulatory initiatives have from time to time encouraged separate ownership of transmission assets and provided economic incentives for divestiture of transmission assets. As a result, we have from time to time released certain portions of our transmission properties from the lien of the Mortgage upon permitted bases as provided in the Mortgage. Since 2003, we have obtained the release from the lien of the Mortgage of transmission property having an aggregate fair value (at or near the time of release) of approximately $530 million.

Permitted Liens. The lien of the Mortgage is subject to Permitted Liens described in the Mortgage. Such Permitted Liens include liens existing at the execution date of the Mortgage, liens on property at the time we acquire such property, tax liens and other governmental charges which are not delinquent or which are being contested in good faith, mechanics’, construction and materialmen’s liens, certain judgment liens, easements, reservations and rights of others (including governmental entities) in our property, and defects, irregularities, exceptions and limitations of title in our property, certain leases and leasehold interests, liens to secure public obligations, rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property, rights and interests of Persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of such Persons in such property, liens which have been bonded or for which other security arrangements have been made, liens created in connection with the issuance of tax-exempt debt securities, purchase money liens and liens related to the construction or acquisition of property, or the development or expansion of property, liens which secure specified Mortgage Securities equally and ratably with other obligations, and additional liens on any of our property (other than Excepted Property, as described below) to secure debt for borrowed money in an aggregate principal amount not exceeding 10% of the total assets of PPL Electric and its consolidated subsidiaries, as shown on the latest audited balance sheet of PPL Electric and such subsidiaries. (See Granting Clauses and Sections 101 and 707.)

The Mortgage also provides that the Trustee will have a lien, prior to the lien on behalf of the Holders of the Mortgage Securities, upon the Mortgaged Property as security for our payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (See Section 1007.) Any such lien would be a Permitted Lien under the Mortgage.

Excepted Property. The lien of the Mortgage does not cover, among other things, the following types of property: property located outside of Pennsylvania; property not used by us in our electricity transmission and distribution business; cash and securities not paid, deposited or held under the Mortgage; contracts, leases and other agreements of all kinds, contract rights, bills, notes and other instruments, revenues, accounts receivable, claims, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; intellectual property rights and other general intangibles; vehicles, movable equipment, aircraft and vessels; all goods, stock in trade, wares, merchandise and inventory held for the purpose of sale or lease in the ordinary course of business; materials, supplies, inventory and other personal property consumable in the operation of our business; fuel; tools and equipment; furniture and furnishings; computers and data processing, telecommunications and other facilities used primarily for administrative or clerical purposes or otherwise not used in connection with the operation or maintenance of electricity transmission and distribution facilities; coal, ore, gas, oil and other minerals and timber rights; electric energy and capacity, gas, steam, water and other products generated, produced, manufactured, purchased or otherwise acquired; real property and facilities used primarily for the production or gathering of natural gas; property which has been released from the lien of the Mortgage; and leasehold interests. We sometimes refer to property of PPL Electric not covered by the lien of the Mortgage as “Excepted Property.” (See Granting Clauses.) Properties held by any of our subsidiaries, as well as properties leased from others, are not subject to the lien of the Mortgage.

We may enter into supplemental indentures with the Trustee, without the consent of the Holders, in order to subject additional property (including property that would otherwise be excepted from such lien) to the lien of the Mortgage. (See Section 1301.) This property would constitute Property Additions and would be available as a basis for the issuance of Mortgage Securities. See “—Issuance of Additional Mortgage Securities.”

The Mortgage provides that after-acquired Electric Utility Property (other than Excepted Property) will be subject to the lien of the Mortgage. (See Granting Clause Second.) However, in the case of consolidation or merger (whether or not we are the surviving company) or transfer of the Mortgaged Property as or substantially as an entirety, the Mortgage will not be required to be a lien upon any of the properties either owned or subsequently acquired by the successor company except properties acquired from us in or as a result of such transfer, as well as improvements, extensions and additions (as defined in the Mortgage) to such properties and renewals, replacements and substitutions of or for any part or parts thereof. See Section 1203 and “—Consolidation, Merger and Conveyance of Assets as an Entirety.”

Class A Bonds

As discussed below under “—Consolidation, Merger and Conveyance of Assets as an Entirety,” we will be permitted to merge or consolidate with another company upon meeting specified requirements. Following merger or consolidation of another company into us, we could deliver to the Trustee bonds issued under an existing mortgage on the properties of such other company as the basis for issuing new Mortgage Securities. The term “Class A Mortgage” means a mortgage or deed of trust or similar indenture entered into by another corporation with which we are so merged or consolidated and, in connection with such merger or consolidation, is assumed by us and designated a “Class A Mortgage” in accordance with the Mortgage. The term “Class A Bonds” means bonds or other obligations now or hereafter issued and outstanding under and secured by any Class A Mortgage. In such event, the Mortgage Securities would be secured, additionally, by such Class A Bonds and by the lien of the Mortgage on the properties of such other company, which would be junior to the liens of such existing Class A Mortgages. (See Section 1706.)

Class A Bonds to be made the basis for the authentication and delivery of Mortgage Securities (a) will be delivered to, and registered in the name of, the Trustee or its nominee and will be owned and held by such trustee, subject to the provisions of the Mortgage, for the benefit of the Holders of all Mortgage Securities outstanding from time to time; (b) will mature or be subject to mandatory redemption on the same dates and in the same principal amounts, as such Mortgage Securities; and (c)(i) may, but need not, bear interest and (ii) may, but need not, contain provisions for redemption at our option, any such redemption to be made at a redemption price or prices not less than the principal amount of such Class A Bonds. (See Sections 1602 and 1701.) To the extent that Class A Bonds do not bear interest, Holders of Mortgage Securities will not have the benefit of the lien of a Class A Mortgage in respect of an amount equal to accrued interest, if any, on the Mortgage Securities; however, such Holders will nevertheless have the benefit of the lien of the Mortgage in respect of the amount of accrued interest.

Any payment by us of principal of or premium or interest on the Class A Bonds delivered to and held by the Trustee will be applied by the Trustee to the payment of any principal, premium or interest, as the case may be, in respect of the Mortgage Securities which is then due, and our obligation under the Mortgage to make such payment in respect of the Mortgage Securities will be deemed satisfied and discharged to the extent of such payment. If, at the time of any such payment of principal of Class A Bonds, there is no principal then due in respect of the Mortgage Securities, the proceeds of the payment will constitute Funded Cash and will be held by the Trustee as part of the Mortgaged Property, to be withdrawn, used or applied as provided in the Mortgage. If, at the time of any such payment of premium or interest on Class A Bonds, there is no premium or interest then due on the Mortgage Securities, the payment will be remitted to us at our request; provided, however, that if any Event of Default, as described below, has occurred and is continuing, the payment will be held as part of the Mortgaged Property until the Event of Default has been cured or waived. See Section 1702 and “—Withdrawal of Cash” below.

Any payment by us of principal of or interest or premium, if any, on Mortgage Securities authenticated and delivered on the basis of the delivery to the Trustee of Class A Bonds (other than by application of the proceeds of a payment in respect of such Class A Bonds) will, to the extent thereof, be deemed to satisfy and discharge our obligations, if any, to make a corresponding payment, in respect of such Class A Bonds which is then due. (See Section 1702.)

The Trustee may not sell, assign or otherwise transfer any Class A Bonds except to a successor trustee under the Mortgage. (See Section 1704.) At the time any Mortgage Securities which have been authenticated and delivered upon the basis of Class A Bonds, cease to be outstanding (other than as a result of the application of the proceeds of the payment or redemption of such Class A Bonds), the Trustee will surrender to us, or upon our order, an equal principal amount of such Class A Bonds. (See Section 1703.)

When no Class A Bonds are outstanding under a Class A Mortgage except for Class A Bonds delivered to and held by the Trustee, then, at our request and subject to satisfaction of certain conditions, the Trustee will surrender such Class A Bonds for cancellation, the related Class A Mortgage will be satisfied and discharged, the lien of such Class A Mortgage on our property subject thereto will cease to exist and the priority of the lien of the Mortgage, as to such property, will be increased accordingly. (See Sections 1703 and 1707.) If no Class A Mortgages are in effect, the Mortgage will constitute a direct, first mortgage lien on the Company’s Electric Utility Property, subject to certain Permitted Liens and certain other exclusions and exceptions as described above.

At the date of this prospectus supplement, there is no Class A Mortgage on any of our property and no Class A Bonds are held by the Trustee to secure Mortgage Securities.

Issuance of Additional Mortgage Securities

Subject to the issuance restrictions described below, the maximum principal amount of Mortgage Securities that may be authenticated and delivered under the Mortgage is unlimited. (See Section 301.) Mortgage Securities of any series may be issued from time to time on the basis of, and in an aggregate principal amount not exceeding:

•	the aggregate principal amount of Class A Bonds delivered to the Trustee;

•

66 2⁄3% of the Cost or Fair Value to PPL Electric (whichever is less) of Property Additions (as described below) which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Mortgage Securities, the release of

Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes) after certain deductions and additions, primarily including adjustments to offset property retirements;

•

the aggregate principal amount of Retired Securities (as described below), but if Class A Bonds had been made the basis for the authentication and delivery of such Retired Securities, only after the discharge of the related Class A Mortgage; or

•	an amount of cash deposited with the Trustee. (See Article Sixteen.)

Property Additions generally include any property which is owned by PPL Electric and is subject to the lien of the Mortgage. (See Section 104.)

Retired Securities means, generally, Mortgage Securities which are no longer Outstanding under the Mortgage, have not been retired by the application of Funded Cash and have not been used as the basis for the authentication and delivery of Mortgage Securities, the release of property or the withdrawal of cash.

Bonds Issuable. We intend to issue the Bonds on the basis of Retired Securities. At July 31, 2020, approximately $390 million in Retired Securities were available to be used as the basis for the authentication and delivery of Mortgage Securities; and, at that date, approximately $4.5 billion of Property Additions were available to be so used. (See Article Sixteen.)

Release of Property

Unless an Event of Default has occurred and is continuing, we may obtain the release from the lien of the Mortgage of any Mortgaged Property, except for cash held by the Trustee, upon delivery to the Trustee of an amount in cash equal to the amount, if any, by which 66 2⁄3% of the Cost of the property to be released (or, if less, the Fair Value to us of such property at the time it became Funded Property) exceeds the aggregate of:

•	an amount equal to 66 2⁄3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property to be released and delivered to the Trustee;

•

an amount equal to 66 2⁄3% of the Cost or Fair Value to us (whichever is less) of certified Property Additions not constituting Funded Property after certain deductions and additions, primarily including adjustments to offset property retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the release);

•	the aggregate principal amount of Mortgage Securities we would be entitled to issue on the basis of Retired Securities (with such entitlement being waived by operation of such release);

•	the aggregate principal amount of Mortgage Securities delivered to the Trustee (with such Mortgage Securities to be canceled by the Trustee);

•

any amount of cash and/or an amount equal to 66 2⁄3% of the aggregate principal amount of obligations secured by Purchase Money Liens upon the property released that is delivered to the trustee or other Holder of a lien prior to the lien of the Mortgage, subject to certain limitations described in the Mortgage; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(See Section 1803.)

Property which is not Funded Property may generally be released from the lien of the Mortgage without depositing any cash or property with the Trustee as long as (a) the aggregate amount of Cost or Fair Value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after certain deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the Cost or Fair Value (whichever is less) of property to be released does not exceed the aggregate amount of the Cost or Fair Value to us (whichever is less) of Property Additions acquired or made within the 90-day period preceding the release. (See Section 1804.)

The Mortgage provides simplified procedures for the release of property which has been released from the lien of a Class A Mortgage, minor properties and property taken by eminent domain, and provides for dispositions of certain obsolete property and grants or surrender of certain rights without any release or consent by the Trustee. (See Sections 1802, 1805, 1807 and 1808.)

If we retain any interest in any property released from the lien of the Mortgage, the Mortgage will not become a lien on such property or such interest therein or any improvements, extensions or additions to such property or renewals, replacements or substitutions of or for such property or any part or parts thereof. (See Section 1810.)

Withdrawal of Cash

Unless an Event of Default has occurred and is continuing, and subject to certain limitations, cash held by the Trustee may, generally, (1) be withdrawn by us (a) to the extent of 66 2⁄3% of the Cost or Fair Value to us (whichever is less) of Property Additions not constituting Funded Property, after certain deductions and additions, primarily including adjustments to offset retirements (except that such adjustments need not be made if such Property Additions were acquired or made within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of Mortgage Securities that we would be entitled to issue on the basis of Retired Securities (with the entitlement to such issuance being waived by operation of such withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding Mortgage Securities delivered to the Trustee; or (2) upon our request, be applied to (a) the purchase of Mortgage Securities in a manner and at a price approved by us or (b) the payment (or provision for payment) at stated maturity of any Mortgage Securities or the redemption (or provision for payment) of any Mortgage Securities which are redeemable (see Section 1806); provided, however, that cash deposited with the Trustee as the basis for the authentication and delivery of Mortgage Securities, as well as cash representing a payment of principal of Class A Bonds, may, in addition, be withdrawn in an amount not exceeding the aggregate principal amount of cash or Class A Bonds delivered to the Trustee, as the case may be, for such purpose. (See Sections 1605 and 1702.)

Events of Default

An “Event of Default” occurs under the Mortgage if:

•	we do not pay any interest on a Mortgage Security within 30 days of the due date;

•	we do not pay principal or premium, if any, on a Mortgage Security on its due date;

•

we remain in breach of any other covenant under the Mortgage (excluding covenants specifically dealt with elsewhere in this section) for 90 days after we receive a written notice of such default from the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Mortgage Securities stating we are in breach and requiring remedy of the breach; provided that the Trustee or such Holders can agree to extend the 90-day period and such an agreement to extend will be deemed to occur if we are diligently pursuing action to correct the default;

•	we file for bankruptcy or certain other events in bankruptcy, insolvency, receivership or reorganization occur; or

•

for so long as the Trustee holds any outstanding Class A Bonds that were delivered as the basis for the authentication and delivery of outstanding Mortgage Securities, the occurrence of a matured event of default under the related Class A Mortgage (other than any such matured event of default which (i) is not a failure to make payments on Class A Bonds and is not of similar kind or character to the Event of Default described in the immediately preceding bullet point above and (ii) has not resulted in the acceleration of the outstanding Class A Bonds under such Class A Mortgage); provided, however, that the waiver or cure of such event of default under the Class A Mortgage will constitute a waiver and cure of the corresponding Event of Default under the Mortgage, and the rescission and annulment of the consequences thereof will also constitute a rescission and annulment of the corresponding consequences under the Mortgage.

(See Section 901.)

Remedies

Acceleration

If an Event of Default occurs and is continuing, then either the Trustee or the Holders of not less than 25% in principal amount of the outstanding Mortgage Securities may declare the principal amount of all of the Mortgage Securities to be immediately due and payable. (See Section 902.)

Rescission of Acceleration

After the declaration of acceleration has been made and before the Trustee has obtained a judgment or decree for payment of the money due, such declaration and its consequences will be rescinded and annulled, if:

•	we pay or deposit with the Trustee a sum sufficient to pay:

•	all overdue interest;

•	the principal of and premium, if any, which have become due otherwise than by such declaration of acceleration and interest thereon;

•	interest on overdue interest to the extent lawful; and

•	all amounts due to the Trustee under the Mortgage; and

•	all Events of Default, other than the nonpayment of the principal which has become due solely by such declaration of acceleration, have been cured or waived as provided in the Mortgage.

(See Section 902.)

For more information as to waiver of defaults, see “—Waiver of Default and of Compliance” below.

Appointment of Receiver and Other Remedies

Subject to the Mortgage, under certain circumstances and to the extent permitted by law, if an Event of Default occurs and is continuing, the Trustee has the power to appoint a receiver of the Mortgaged Property, and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (See Section 917.)

In addition to every other right and remedy provided in the Mortgage, the Trustee may exercise any right or remedy available to the Trustee in its capacity as owner and Holder of Class A Bonds which arises as a result of a default or matured event of default under any Class A Mortgage, whether or not an Event of Default under the Mortgage has occurred and is continuing. (See Section 916.)

Control by Holders; Limitations

Subject to the Mortgage, if an Event of Default occurs and is continuing, the Holders of a majority in principal amount of the outstanding Mortgage Securities will have the right to:

•	direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or

•	exercise any trust or power conferred on the Trustee with respect to the Mortgage Securities.

The rights of Holders to make direction are subject to the following limitations:

•	the Holders’ directions may not conflict with any law or the Mortgage; and

•	the Holders’ directions may not involve the Trustee in personal liability where the Trustee believes indemnity is not adequate.

The Trustee may also take any other action it deems proper which is not inconsistent with the Holders’ direction. (See Sections 912 and 1003.)

In addition, the Mortgage provides that no Holder of any Mortgage Security will have any right to institute any proceeding, judicial or otherwise, with respect to the Mortgage for the appointment of a receiver or for any other remedy thereunder unless:

•	that Holder has previously given the Trustee written notice of a continuing Event of Default;

•

the Holders of 25% in aggregate principal amount of the outstanding Mortgage Securities have made written request to the Trustee to institute proceedings in respect of that Event of Default and have offered the Trustee reasonable indemnity against costs, expenses and liabilities incurred in complying with such request; and

•

for 60 days after receipt of such notice, request and offer of indemnity, the Trustee has failed to institute any such proceeding and no direction inconsistent with such request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of outstanding Mortgage Securities.

Furthermore, no Holder will be entitled to institute any such action if and to the extent that such action would disturb or prejudice the rights of other Holders. (See Sections 907 and 1003.)

However, each Holder has an absolute and unconditional right to receive payment when due and to bring a suit to enforce that right. (See Section 908.)

Notice of Default

The Trustee is required to give the Holders of the Mortgage Securities notice of any default under the Mortgage to the extent required by the Trust Indenture Act, unless such default has been cured or waived; except that in the case of an Event of Default of the character specified in the third bullet point under “—Events of Default” (regarding a breach of certain covenants continuing for 90 days after the receipt of a written notice of default), no such notice shall be given to such Holders until at least 60 days after the occurrence thereof. (See Section 1002.) The Trust Indenture Act currently permits the Trustee to withhold notices of default (except for certain payment defaults) if the Trustee in good faith determines the withholding of such notice is in the interests of the Holders.

We will furnish the Trustee with an annual statement as to our compliance with the conditions and covenants in the Mortgage. (See Section 705.)

Waiver of Default and of Compliance

The Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities may waive, on behalf of the Holders of all outstanding Mortgage Securities, any past default under the Mortgage, except a default in the payment of principal, premium or interest, or with respect to compliance with certain provisions of the Mortgage that cannot be amended without the consent of the Holder of each outstanding Mortgage Security affected. (See Section 913.)

Compliance with certain covenants in the Mortgage or otherwise provided with respect to Mortgage Securities may be waived by the Holders of a majority in aggregate principal amount of the affected Mortgage Securities, considered as one class. (See Section 706.)

Consolidation, Merger and Conveyance of Assets as an Entirety

Subject to the provisions described below, we have agreed to preserve our corporate existence. (See Section 704.)

We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease our Electric Utility Property as or substantially as an entirety to any entity unless:

•

the entity formed by such consolidation or into which we merge, or the entity which acquires or leases our Electric Utility Property substantially as an entirety, is an entity organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and

•

expressly assumes, by supplemental indenture, the due and punctual payment of the principal of, and premium and interest on, all the outstanding Mortgage Securities and the performance of all of our covenants under the Mortgage, and

•	confirms the lien of the Mortgage on the Mortgaged Property;

•

in the case of a lease, such lease is made expressly subject to termination by (i) us or by the Trustee, and (ii) the purchaser of the property so leased at any sale thereof, at any time during the continuance of an Event of Default; and

•

immediately after giving effect to such transaction, no Event of Default, and no event which after notice or lapse of time or both would become an Event of Default, will have occurred and be continuing.

(See Section 1201.)

In the case of the conveyance or other transfer of the Electric Utility Property as or substantially as an entirety to any other person, upon the satisfaction of all the conditions described above we would be released and discharged from all obligations under the Mortgage and on the Mortgage Securities then outstanding unless we elect to waive such release and discharge. (See Section 1204.)

The Mortgage does not prevent or restrict:

•	any consolidation or merger after the consummation of which we would be the surviving or resulting entity;

•	any conveyance or other transfer, or lease, of any part of our Electric Utility Property which does not constitute the entirety or substantially the entirety thereof; or

•

any conveyance or transfer where we retain Electric Utility Property with a fair value in excess of the aggregate principal amount of all outstanding Mortgage Securities. This fair value will be determined within 90 days of the conveyance or transfer by an independent expert that we select and that is approved by the Trustee.

(See Sections 1205 and 1206.)

Modification of Mortgage

Without Holder Consent. Without the consent of any Holders of Mortgage Securities, we and the Trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the succession of another entity to us;

•	to add one or more covenants or other provisions for the benefit of the Holders of all or any series or tranche of Mortgage Securities, or to surrender any right or power conferred upon us;

•	to add any additional Events of Default with respect to all or any series of Mortgage Securities;

•	to change or eliminate any provision of the Mortgage or to add any new provision to the Mortgage that does not adversely affect the interests of the Holders in any material respect;

•	to provide additional security for any Mortgage Securities;

•	to establish the form or terms of any series or tranche of Mortgage Securities;

•	to provide for the issuance of bearer securities;

•	to evidence and provide for the acceptance of appointment of a separate or successor Trustee;

•	to provide for the procedures required to permit the utilization of a noncertificated system of registration for any series or tranche of Mortgage Securities;

•	to change any place or places where

•	we may pay principal, premium and interest on Mortgage Securities of any or all series,

•	Mortgage Securities may be surrendered for transfer or exchange, and

•	notices and demands to or upon us may be served;

•

to amend and restate the Mortgage as originally executed, and as amended from time to time, with such additions, deletions and other changes that do not adversely affect the interest of the Holders in any material respect; or

•	to cure any ambiguity, defect or inconsistency or to make any other changes that do not materially adversely affect the interests of the Holders in any material respect.

In addition, if the Trust Indenture Act is amended after the date of the Mortgage so as to require changes to the Mortgage or so as to permit changes to, or the elimination of, provisions which, at the date of the Mortgage or at any time thereafter, were required by the Trust Indenture Act to be contained in the Mortgage, the Mortgage will be deemed to have been amended so as to conform to such amendment or to effect such changes or elimination, and we and the Trustee may, without the consent of any Holders, enter into one or more supplemental indentures to effect or evidence such amendment.

(See Section 1301.)

With Holder Consent. Except as provided above, the consent of the Holders of at least a majority in aggregate principal amount of the Mortgage Securities of all outstanding series, considered as one class, is generally required to add to, change or eliminate any of the provisions of, the Mortgage pursuant to a supplemental indenture.

However, if less than all of the series of outstanding Mortgage Securities are directly affected by a proposed supplemental indenture, then such proposal only requires the consent of the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected series, considered as one class.

Moreover, if the Mortgage Securities of any series have been issued in more than one tranche and if the proposed supplemental indenture directly affects the rights of the Holders of Mortgage Securities of one or more, but less than all, of such tranches, then such proposal requires the consent of only the Holders of a majority in aggregate principal amount of the outstanding Mortgage Securities of all directly affected tranches, considered as one class.

However, no amendment or modification may, without the consent of the Holder of each outstanding Mortgage Security directly affected thereby,

•

change the stated maturity of the principal or interest on any Mortgage Security (other than pursuant to the terms thereof), or reduce the principal amount, interest or premium payable or change the currency in which any Mortgage Security is payable, or impair the right to bring suit to enforce any payment;

•

create any lien ranking prior to the lien of the Mortgage with respect to all or substantially all of the Mortgaged Property, or terminate the lien of the Mortgage on all or substantially all of the Mortgaged Property (other than in accordance with the terms of the Mortgage), or deprive any Holder of the benefits of the security of the lien of the Mortgage; or

•

reduce the percentages of Holders whose consent is required for any supplemental indenture or waiver of compliance with any provision of the Mortgage or of any default thereunder and its consequences, or reduce the requirements for quorum and voting under the Mortgage.

A supplemental indenture which changes, modifies or eliminates any provision of the Mortgage expressly included solely for the benefit of Holders of Mortgage Securities of one or more particular series or tranches will be deemed not to affect the rights under the Mortgage of the Holders of Mortgage Securities of any other series or tranche.

(See Section 1302.)

Miscellaneous Provisions

The Mortgage provides that certain Mortgage Securities, including those for which payment or redemption money has been deposited or set aside in trust as described under “—Satisfaction and Discharge” below, will not be deemed to be “outstanding” in determining whether the Holders of the requisite principal amount of the outstanding Mortgage Securities have given or taken any demand, direction, consent or other action under the Mortgage as of any date, or are present at a meeting of Holders for quorum purposes. (See Section 101.)

We will be entitled to set any day as a record date for the purpose of determining the Holders of outstanding Mortgage Securities of any series entitled to give or take any demand, direction, consent or other action under the Mortgage, in the manner and subject to the limitations provided in the Mortgage. In certain circumstances, the Trustee also will be entitled to set a record date for action by Holders. If such a record date is set for any action to be taken by Holders of particular Mortgage Securities, such action may be taken only by persons who are Holders of such Mortgage Securities on the record date. (See Section 107.)

Satisfaction and Discharge

Any Mortgage Securities or any portion thereof will be deemed to have been paid and no longer outstanding for purposes of the Mortgage and, at our election, our entire indebtedness with respect to those securities will be satisfied and discharged, if there shall have been irrevocably deposited with the Trustee or any Paying Agent (other than PPL Electric), in trust:

•	money sufficient, or

•	in the case of a deposit made prior to the maturity of such Mortgage Securities, non-redeemable Eligible Obligations (as defined in the Mortgage) sufficient, or

•	a combination of the items listed in the preceding two bullet points, which in total are sufficient,

to pay when due the principal of, and any premium, and interest due and to become due on such Mortgage Securities or portions of such Mortgage Securities on and prior to their maturity.

(See Section 801.)

The Mortgage will be deemed satisfied and discharged when no Mortgage Securities remain outstanding and when we have paid all other sums payable by us under the Mortgage. (See Section 802.)

All moneys we pay to the Trustee or any Paying Agent on Bonds that remain unclaimed at the end of two years after payments have become due may be paid to or upon our order. Thereafter, the Holder of any such Bond may look only to us for payment. (See Section 703.)

Voting of Class A Bonds

The Mortgage provides that the Trustee will, as holder of Class A Bonds delivered as the basis for the issuance of Mortgage Securities, attend such meetings of bondholders under the related Class A Mortgages, or deliver its proxy in connection therewith, as related to matters with respect to which it, as such holder, is entitled to vote or consent. The Mortgage provides that, so long as no Event of Default has occurred and is continuing at the time of such meeting or required consent, the Trustee will, as holder of such Class A Bonds,

•

vote or consent (without any consent or other action by the holders of the Mortgage Securities, except as described in the proviso of the last bullet below) in favor of amendments or modifications to the Class A Mortgage of substantially the same tenor and effect as follows:

•	to delete any provisions in any Class A Mortgage limiting the payment of dividends or distributions on our common stock or purchases of common stock;

•

to delete any provisions in any Class A Mortgage that require a sale, exchange or other disposition, or an agreement to sell, exchange or dispose of property to be released from the lien of a Class A Mortgage;

•

to modify any provisions in any Class A Mortgage that require insurance proceeds or other payments to be paid to the trustee under such Class A Mortgage in case of any loss so that such proceeds or payments need not be paid to such trustee with respect to any loss less than the greater of (A) $10,000,000 and (B) 3% of the sum of (1) the principal amount of Mortgage Securities outstanding on the date of such particular loss and (2) the principal amount of the Class A Bonds outstanding on the date of such particular loss, other than Class A Bonds delivered to and held by the Trustee under the Mortgage;

•

to modify certain net earnings test requirements of any Class A Mortgage to facilitate issuances of variable rate debt by providing for calculations of annual interest requirements to be based on average annual rates or the initial interest rate;

•

to delete any requirement in any Class A Mortgage of a net earnings test or net earnings certificate as a condition precedent to the issuance or authentication of Class A Bonds under such Class A Mortgage;

•

to modify any Class A Mortgage to provide that the term “corporation” as used in such Class A Mortgage shall mean “corporation, limited liability company, partnership, or trust or other legal entity” and to provide that any provision requiring us to maintain our “corporate existence” shall not be interpreted to prevent us from changing from a corporation, limited liability company, partnership, trust or other legal entity to a corporation, limited liability company, partnership, trust or other legal entity; and

•

to conform any provision of a Class A Mortgage to the correlative provision of the Mortgage, to add to a Class A Mortgage any provision not otherwise contained therein which conforms in all material respects to a provision contained in the Mortgage, to delete from a Class A Mortgage any provision to which the Mortgage contains no correlative provision, and any combination of the foregoing; and

•

with respect to any amendments or modifications to any Class A Mortgage other than those amendments or modifications referred to in each of the bullet points above, vote all such Class A Bonds delivered under such Class A Mortgage, or consent with respect thereto, proportionately with the vote or consent of the holders of all other Class A Bonds outstanding under such Class A Mortgage the holders of which are eligible to vote or consent, as evidenced by a certificate delivered by the trustee under such Class A Mortgage; provided, however, that the Trustee will not vote in favor of, or consent to, any amendment or modification of a Class A Mortgage which, if it were an amendment to or modification of the Mortgage, would require the consent of Holders of Mortgage Securities as described under “Modification of Mortgage—With Holder Consent” above, without the prior consent of Holders of Mortgage Securities which would be required for such an amendment or modification of the Mortgage. (See Section 1705.)

Resignation and Removal of the Trustee; Deemed Resignation

The Trustee may resign at any time by giving written notice to us.

The Trustee may also be removed by act of the Holders of a majority in principal amount of the then outstanding Mortgage Securities of any series.

No resignation or removal of the Trustee and no appointment of a successor trustee will become effective until the acceptance of appointment by a successor trustee in accordance with the requirements of the Mortgage.

Under certain circumstances, we may appoint a successor trustee and if the successor accepts, the Trustee will be deemed to have resigned.

(See Section 1010.)

Regarding the Trustee and Calculation Agent

In addition to acting as Trustee under the Mortgage and as Calculation Agent with respect to the Bonds, The Bank of New York Mellon and certain of its affiliates maintain banking and trust relationships with us and some of our affiliates. The Trust Indenture Act contains limitations on the rights of trustees under indentures and could require the Trustee, if it acquires any conflicting interests within the meaning of that Act, either to eliminate such conflicts upon the occurrence of an Event of Default under the Mortgage or resign.

Governing Law

The Mortgage and the Mortgage Securities provide that they are to be governed by and construed in accordance with the laws of the State of New York except where the Trust Indenture Act is applicable or where otherwise required by law. (See Section 115.) The effectiveness of the lien of the Mortgage, and the perfection and priority thereof, will be governed by Pennsylvania law.

Book-Entry Only Issuance—The Depository Trust Company

DTC will act as the initial securities depository for the Bonds. The Bonds will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. The global bonds will be deposited with the Trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants (“Direct Participants”) and also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules that apply to DTC and those using its system are on file with the SEC. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of the Bonds under the DTC system must be made by or through Direct Participants, which will receive a credit for the Bonds on DTC’s records. The ownership interest of each actual purchaser (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners should receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which they purchased Bonds. Transfers of ownership interests on the Bonds are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Bonds, except in the event that use of the book-entry system for the Bonds is discontinued.

To facilitate subsequent transfers, all Bonds deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Bonds; DTC’s records reflect only the identity of the Direct Participants to whose accounts the Bonds are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Notices will be sent to DTC.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the Bonds unless authorized by a Direct Participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the voting or consenting rights of Cede & Co. to those Direct Participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered Holder of the Bonds.

Payments of principal and interest on the Bonds will be made to Cede & Co. (or such other nominee of DTC). DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of the Purchase Price, principal and interest to Cede & Co. (or such other nominee of DTC) is the responsibility of us or the Trustee.

Disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

Secondary market trading between Clearstream Banking, société anonyme (“Clearstream”) participants and/or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

A beneficial owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Bonds.

DTC may discontinue providing its services as securities depository with respect to the Bonds at any time by giving us or the Trustee reasonable notice. In the event no successor securities depository is obtained, certificates for the Bonds will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the underwriters take any responsibility for the accuracy of this information.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following section discusses certain U.S. federal income tax considerations of the purchase, ownership and disposition of a Bond to Non-U.S. Holders (as defined below). This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative positions of the Internal Revenue Service (“IRS”) and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or to different interpretations. We have not sought, and do not intend to seek, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of a Bond. There can be no assurance that the IRS will not challenge one or more of the conclusions described in this prospectus supplement.

This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a holder in light of the holder’s particular circumstances (for example, a person subject to the alternative minimum tax provisions of the Code or eligible for the benefits of a particular income tax treaty). This discussion does not address the U.S. federal income tax consequences to investors subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, traders who elect to mark the Bonds to market, partnerships or other pass-through entities, tax-exempt entities, banks and other financial institutions, insurance companies, brokers, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” persons holding a Bond as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, persons subject to special rules applicable to former citizens and residents of the United States, or persons subject to special accounting rules as a result of any item of gross income with respect to the Bonds being taken into account in an applicable financial statement. In addition, this discussion does not apply to beneficial owners of Bonds that are U.S. Holders (as defined below).

This discussion does not address the Medicare contribution tax, any aspect of state, local or foreign law, or U.S. federal estate, generation-skipping and gift tax law. In addition, this discussion is limited to a purchaser of a Bond who purchases a Bond on original issuance at its “issue price” (the first price at which a substantial portion of the Bonds is sold for cash to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that will hold the Bond as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). It is expected, and therefore this discussion assumes, that the Bonds will be issued with less than the statutorily defined de minimis amount of original issue discount (“OID”) for U.S. federal income tax purposes.

For purposes of this discussion: a “Non-U.S. Holder” is a beneficial owner of a Bond that is neither a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) nor a U.S. Holder; and, a “U.S. Holder” is a beneficial owner of a Bond that, for U.S. federal income tax purposes, is (i) a citizen or resident (as defined in Section 7701(b) of the Code) of the United States, (ii) a corporation (or an entity treated as a corporation) created or organized in the United States or a political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of source or (iv) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or certain trusts which have a valid election in effect under applicable Treasury regulations to be treated as a United States person. If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Bonds, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership holding our Bonds (or a partner in such a partnership), you should consult your own tax advisor regarding the U.S. federal income tax considerations applicable to the purchase, ownership and disposition of the Bonds.

This discussion of certain U.S. federal income tax considerations is not to be construed as tax advice. Prospective purchasers of the Bonds should consult their own tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the Bonds.

Interest

Subject to the discussions below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” payments of interest on the Bonds to a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•	such interest is not “U.S. trade or business income” (as described below);

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code;

•	the Non-U.S. Holder is not a bank for U.S. federal income tax purposes whose receipt of interest is described in Section 881(c)(3)(A) of the Code; and

•

the beneficial owner of the Bonds provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, (or in either case an appropriate successor form) certifying, under penalties of perjury, that it is not a United States person (within the meaning of Section 7701(a)(30) of the Code) and providing its name and address.

U.S. Treasury regulations provide additional rules to satisfy the certification requirement described in the last bullet point above for Bonds held through one or more intermediaries or pass-through entities.

The gross amount of payments of interest that do not qualify for the portfolio interest exemption and that are not “U.S. trade or business income” (as described below) will be subject to U.S. federal withholding tax at a rate of 30% unless an income tax treaty applies to reduce or eliminate withholding. Interest that is “U.S. trade or business income” generally will not be subject to the 30% U.S. federal withholding tax described above provided that the Non-U.S. Holder provides IRS Form W-8ECI (or appropriate successor form) to the applicable withholding agent. In general, to claim the benefits of a reduced rate of withholding or exemption from withholding under an income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or in either case appropriate successor form) to the applicable withholding agent. We will not pay additional amounts with respect to any amounts required to be withheld, including under FATCA (discussed below).

Non-U.S. Holders may be required periodically to update their IRS Forms W-8.

Sale, Exchange, Retirement or Other Taxable Disposition of the Bonds

Subject to the discussions below under “—FATCA Withholding” and “—Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, exchange, retirement or other taxable disposition of the Bonds unless:

•	the gain is “U.S. trade or business income;” or

•

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements (unless an applicable income tax treaty provides otherwise).

Except to the extent that an applicable income tax treaty otherwise provides, a Non-U.S. Holder described in the last bullet above generally will be subject to U.S. federal income tax at a flat 30% rate on any such gain (subject to offset for certain U.S.-source capital losses).

U.S. Trade or Business Income

For purposes of the foregoing discussion, interest and gain on the sale, exchange, retirement or other disposition of the Bonds will be considered to be “U.S. trade or business income” if such income or gain is effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States). “U.S. trade or business income” generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. income tax rates in the same manner as a United States person. In the case of a Non-U.S. Holder that is a corporation, such “U.S. trade or business income” also may be subject to a branch profits tax of 30% (subject to reduction or elimination under an applicable income tax treaty).

FATCA Withholding

Under the Foreign Account Tax Compliance Act provisions of the Code and related U.S. Treasury guidance (“FATCA”), a withholding tax of 30% will be imposed in certain circumstances on payments of (i) interest on the Bonds and (ii) subject to the proposed Treasury regulations discussed below, gross proceeds from a sale or other disposition of the Bonds.

In the case of payments made to a “foreign financial institution” (such as a bank, a broker, an investment fund or, in certain cases, a holding company), as a beneficial owner or as an intermediary, this tax generally will be imposed, subject to certain exceptions, unless such institution (i) has agreed to (and does) comply with the requirements of an agreement with the United States (an “FFI Agreement”) or (ii) is required by (and does comply with) applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”) to, among other things, collect and provide to the U.S. tax authorities or other relevant tax authorities certain information regarding U.S. account holders of such institution, and, in either case, such institution provides the withholding agent with a certification as to its FATCA status. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification as to its FATCA status and, in certain cases, identifies any “substantial” U.S. owner (generally, any specified U.S. person that directly or indirectly owns more than a specified percentage of such entity). If a Bond is held through a foreign financial institution that has agreed to comply with the requirements of an FFI Agreement or is subject to similar requirements under applicable foreign law enacted in connection with an IGA, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold tax on payments made to (i) a person (including an individual) that fails to provide any required information or documentation or (ii) a foreign financial institution that has not agreed to comply with the requirements of an FFI Agreement and is not subject to similar requirements under applicable foreign law enacted in connection with an IGA.

As noted above, withholding under FATCA can apply to payments of gross proceeds from the sale or other disposition of the Bonds, in addition to interest payments. However, Treasury regulations have been proposed that would entirely eliminate FATCA withholding on payments of gross proceeds. In the preamble to such proposed Treasury regulations, the IRS has stated that taxpayers generally may rely on the proposed Treasury regulations until the promulgation of final Treasury regulations on the matter.

Each Non-U.S. Holder should consult its own tax advisor regarding the application of FATCA to the purchase, ownership and disposition of the Bonds.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each Non-U.S. Holder any interest that is paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Backup withholding (currently at a 24% rate) and certain information reporting will not apply to such payments of interest with respect to which either the requisite certification (i.e., a Form W-8BEN, W-8BEN-E or

W-8ECI as described above) has been received or an exemption otherwise has been established, provided that neither we nor our paying agent have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Under Treasury regulations, the payment of proceeds from the disposition of a Bond by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the Non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of the proceeds from the disposition of the Bonds to or through a Non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the holder’s U.S. federal income tax liability, if any, if the holder timely provides the required information to the IRS.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE MAY NOT BE APPLICABLE DEPENDING UPON YOUR PARTICULAR SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE BONDS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

UNDERWRITING (CONFLICTS OF INTEREST)

The Company and the underwriters for the offering named below, for whom BMO Capital Markets Corp., RBC Capital Markets, LLC and Wells Fargo Securities, LLC are acting as representatives, have entered into an underwriting agreement with respect to the Bonds. Subject to certain conditions, each underwriter has severally, but not jointly, agreed to purchase the principal amount of Bonds indicated in the following table:

Underwriters	Principal Amount of Bonds
BMO Capital Markets Corp.	$
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total		$250,000,000

The underwriters are committed to take and pay for all of the Bonds being offered, if any are taken.

Bonds sold by the underwriters to the public will initially be offered at the initial price to the public set forth on the cover of this prospectus supplement. Any Bonds sold by the underwriters to securities dealers may be sold at a discount from the initial price to the public of up to                 % of the principal amount of the Bonds. Any such securities dealers may resell any Bonds purchased from the underwriters to certain other brokers or dealers at a discount from the price to the public of up to                 % of the principal amount of the Bonds. If all the Bonds are not sold at the initial price to the public, the underwriters may change the offering price and the other selling terms.

The Bonds are a new issue of securities with no established trading market. The Company has been advised by the underwriters that the underwriters intend to make a market in the Bonds as permitted by applicable laws and regulations. The underwriters are not obligated, however, to do so and any such market making may be discontinued at any time without notice at the sole discretion of the underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Bonds.

In connection with the offering, the underwriters may purchase and sell Bonds in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of Bonds than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Bonds while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Bonds sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the Bonds. As a result, the price of the Bonds may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Company estimates that its share of the total expenses of the offering, excluding the underwriting discount, will be approximately $1 million.

The Company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the Company and to persons and entities with relationships with the Company, for which they received or will receive customary fees and expenses. In particular, certain of the underwriters or their affiliates are agents or lenders under the credit or other borrowing facilities of the Company and its affiliates.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the Company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the Company. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Bonds offered hereby. Any such short positions could adversely affect future trading prices of the Bonds offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

The offering of the Bonds by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

It is expected that delivery of the Bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the third business day (T+3) following the date of this prospectus supplement. Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to any such trade expressly agree otherwise. Accordingly, the purchasers who wish to trade the Bonds on the date of this prospectus supplement will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Bonds who wish to trade the Bonds on the date of this prospectus supplement should consult their own advisors.

Conflicts of Interest

Certain of the underwriters or their affiliates may hold a portion of the short-term debt that we intend to repay using the proceeds of this offering. In such event, it is possible that one or more of the underwriters or their affiliates could receive more than 5% of the net proceeds of this offering, and in that case such underwriter could be deemed to have a conflict of interest under FINRA Rule 5121. In the event of any such conflict of interest, such underwriter would be required to conduct the distribution of Bonds in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such underwriter would not be permitted to sell to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder.

Notices to Prospective Investors

Canada

The Bonds may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Bonds must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area and United Kingdom

None of this prospectus supplement, the accompanying prospectus nor any related free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus supplement, the accompanying prospectus and any related free writing prospectus have been prepared on the basis that any offer of the Bonds in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Bonds. Accordingly any person making or intending to make an offer in that Relevant State of Bonds which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus may only do so in circumstances in which no obligation arises for the Company to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of Bonds in circumstances in which an obligation arises for the Company to publish or supplement a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

In relation to each Relevant State, no offer of Bonds which are the subject of the offering contemplated by this prospectus supplement, the accompanying prospectus and any related free writing prospectus to the public may be made in that Relevant State other than: (i) to any legal entity which is a qualified investor as defined in the Prospectus Regulation; (ii) to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant underwriter or underwriters nominated by the Company for any such offer; or (iii) in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of Bonds shall require the Company or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation. For the purposes of this provision, the expression an “offer of Bonds to the public” in relation to any Bonds in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds.

Hong Kong

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed or approved by any regulatory authority in Hong Kong. The Bonds may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571,

Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Bonds may be issued or has been or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Bonds have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) (the Financial Instruments and Exchange Law) and the Bonds have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Bonds. The Bonds may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Bonds to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Bonds constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement, the accompanying prospectus nor any other offering or marketing material relating to the Bonds may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The Bonds have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the Bonds in Taiwan.

United Arab Emirates

The Bonds have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.

United Kingdom

The communication of this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Bonds offered hereby is not being made, and the contents of such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed or otherwise communicated to, and must not be passed on to, the general public in the United Kingdom except in circumstances in which section 21(1) of FSMA does not apply to the Company. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to in this paragraph as “relevant persons”). In the United Kingdom, the Bonds offered hereby are only available to, and any investment or investment activity to which this prospectus supplement, the accompanying prospectus and any related free witting prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus supplement, the accompanying prospectus or any related free writing prospectus or any of their contents.

VALIDITY OF THE BONDS

Bracewell LLP, New York, New York, and W. Eric Marr, Esq., Senior Counsel of PPL Services Corporation, will pass upon the validity of the Bonds for PPL Electric. Hunton Andrews Kurth LLP, New York, New York, will pass upon the validity of the Bonds for the underwriters. However, all matters pertaining to the organization of PPL Electric and PPL Electric’s title to its property and the liens of the Mortgage upon PPL Electric’s properties will be passed upon only by Mr. Marr. As to matters involving the law of the Commonwealth of Pennsylvania, Bracewell LLP and Hunton Andrews Kurth LLP will rely on the opinion of Mr. Marr. As to all matters involving the law of the State of New York, Mr. Marr will rely on the opinion of Bracewell LLP. Hunton Andrews Kurth LLP acts, and in the past has acted, as counsel to certain affiliates of PPL Electric in various matters.

PROSPECTUS

PPL Corporation

PPL Capital Funding, Inc.

PPL Electric Utilities Corporation

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

(610) 774-5151

LG&E and KU Energy LLC

Louisville Gas and Electric Company

220 West Main Street

Louisville, Kentucky 40202

(502) 627-2000

Kentucky Utilities Company

One Quality Street

Lexington, Kentucky 40507

(502) 627-2000

PPL Corporation

Common Stock, Preferred Stock,

Stock Purchase Contracts, Stock Purchase Units and Depositary Shares

PPL Capital Funding, Inc.

Debt Securities and Subordinated Debt Securities

Guaranteed by PPL Corporation as described in a supplement to this prospectus

PPL Electric Utilities Corporation

Debt Securities

LG&E and KU Energy LLC

Debt Securities

Louisville Gas and Electric Company

Debt Securities

Kentucky Utilities Company

Debt Securities

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplements carefully before you invest.

We may offer the securities directly or through underwriters or agents. The applicable prospectus supplement will describe the terms of any particular plan of distribution.

Investing in the securities involves certain risks. See “Risk Factors” on page 2.

PPL Corporation’s common stock is listed on the New York Stock Exchange and trades under the symbol “PPL.”

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has the Securities and Exchange Commission or any state securities commission determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 22, 2018.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that PPL Corporation, PPL Capital Funding, Inc. (“PPL Capital Funding”), PPL Electric Utilities Corporation (“PPL Electric”), LG&E and KU Energy LLC (“LKE”), Louisville Gas and Electric Company (“LG&E”) and Kentucky Utilities Company (“KU”) have each filed with the Securities and Exchange Commission, or SEC, using the “shelf” registration process. Under this shelf process, we may, from time to time, sell combinations of the securities described in this prospectus in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain a description of the securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We may use this prospectus to offer from time to time:

•	shares of PPL Corporation Common Stock, par value $.01 per share (“PPL Common Stock”);

•	shares of PPL Corporation Preferred Stock, par value $.01 per share (“PPL Preferred Stock”);

•	contracts or other rights to purchase shares of PPL Common Stock or PPL Preferred Stock (“PPL Stock Purchase Contracts”);

•

stock purchase units, each representing (1) a PPL Stock Purchase Contract and (2) debt securities or preferred trust securities of third parties (such as debt securities or subordinated debt securities of PPL Capital Funding, preferred trust securities of a subsidiary trust or United States Treasury securities) that are pledged to secure the stock purchase unit holders’ obligations to purchase PPL Common Stock or PPL Preferred Stock under the PPL Stock Purchase Contracts (“PPL Stock Purchase Units”);

•	PPL Corporation’s Depositary Shares, issued under a deposit agreement and representing a fractional interest in PPL Preferred Stock;

•	PPL Capital Funding’s unsecured and unsubordinated debt securities (“PPL Capital Funding Debt Securities”);

•	PPL Capital Funding’s unsecured and subordinated debt securities (“PPL Capital Funding Subordinated Debt Securities”);

•

PPL Electric’s First Mortgage Bonds issued under PPL Electric’s 2001 indenture, as amended and supplemented (“PPL Electric First Mortgage Bonds”), which will be secured by the lien of the 2001 indenture on PPL Electric’s electricity distribution and certain transmission properties (subject to certain exceptions to be described in a prospectus supplement);

•	LKE’s unsecured and unsubordinated debt securities;

•

LG&E’s First Mortgage Bonds issued under LG&E’s 2010 indenture, as amended and supplemented (“LG&E First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on LG&E’s Kentucky electricity generation, transmission and distribution properties and natural gas distribution properties (subject to certain exceptions to be described in a prospectus supplement); and

•

KU’s First Mortgage Bonds issued under KU’s 2010 indenture, as amended and supplemented (“KU First Mortgage Bonds”), which will be secured by the lien of the 2010 indenture on KU’s Kentucky electricity generation, transmission and distribution properties (subject to certain exceptions to be described in a prospectus supplement).

We sometimes refer to the securities listed above collectively as the “Securities.”

PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities and PPL Capital Funding Subordinated Debt Securities as will be described in supplements to this prospectus. We sometimes refer to PPL Corporation’s guarantees of PPL Capital Funding Debt Securities as “PPL Guarantees” and PPL Corporation’s guarantees of PPL Capital Funding Subordinated Debt Securities as the “PPL Subordinated Guarantees.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to PPL Capital Funding’s Securities is also attributed to PPL Corporation.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

•	PPL Corporation with respect to Securities, PPL Guarantees or PPL Subordinated Guarantees issued by PPL Corporation or PPL Capital Funding;

•	PPL Electric, with respect to Securities issued by PPL Electric;

•	LKE, with respect to Securities issued by LKE;

•	LG&E, with respect to Securities issued by LG&E; and

•	KU, with respect to Securities issued by KU.

For more detailed information about the Securities, the PPL Guarantees and the PPL Subordinated Guarantees, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement.

RISK FACTORS

Investing in the Securities involves certain risks. You are urged to read and consider the risk factors relating to an investment in the Securities described in the Annual Reports on Form 10-K of PPL Corporation, PPL Electric, LKE, LG&E and KU, as applicable, for the year ended December 31, 2017, and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones affecting PPL Corporation, PPL Electric, LKE, LG&E and KU. The prospectus supplement applicable to each type or series of Securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

FORWARD-LOOKING INFORMATION

Certain statements included or incorporated by reference in this prospectus, including statements concerning expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical fact are “forward-looking statements” within the meaning of the federal securities laws. Although we believe that the expectations and assumptions reflected in these statements are reasonable, there can be no assurance that these expectations will prove to be correct. Forward-looking statements are subject to many risks and uncertainties, and actual results may differ materially from the results discussed in forward-looking statements. In addition to the specific factors discussed in the “Risk Factors” section in this prospectus and our reports that are incorporated by reference, the following are among the important factors that could cause actual results to differ materially and adversely from the forward-looking statements:

•	the outcome of rate cases or other cost recovery or revenue filings;

•	changes in U.S. or U.K. tax laws or regulations, including the 2017 Tax Cuts and Jobs Act;

•	effects of cyber-based intrusions or natural disasters, threatened or actual terrorism, war or other hostilities;

•	significant decreases in demand for electricity in the U.S.;

•	expansion of alternative and distributed sources of electricity generation and storage;

•	changes in foreign currency exchange rates for British pound sterling and the related impact on unrealized gains and losses on PPL’s foreign currency economic hedges;

•	the effectiveness of our risk management programs, including foreign currency and interest rate hedging;

•	non-achievement by PPL WPD Limited and its subsidiaries (“WPD”) of performance targets set by the Office of Gas and Electricity Markets (“Ofgem”);

•

the results of the potential mid-period review in the U.K. of the current price control period, RIIO-ED1, currently being reviewed by the U.K. regulator, Ofgem, with a decision as to whether to engage in such a review and the scope thereof to be announced in the spring of 2018;

•	the effect of changes in the retail price index on WPD’s revenues and index linked debt;

•	developments related to ongoing negotiations regarding the U.K.’s intent to withdraw from European Union and any actions in response thereto;

•	defaults by counterparties or suppliers for energy, capacity, coal, natural gas or key commodities, goods or services;

•	capital market conditions, including the availability of capital or credit, changes in interest rates and certain economic indices, and decisions regarding capital structure;

•	a material decline in the market value of PPL’s equity;

•

significant decreases in the fair value of debt and equity securities and its impact on the value of assets in defined benefit plans, and the potential cash funding requirements if fair value declines;

•	interest rates and their effect on pension and retiree medical liabilities, asset retirement obligation liabilities and interest payable on certain debt securities;

•	volatility in or the impact of other changes in financial markets and economic conditions;

•	the potential impact of any unrecorded commitments and liabilities of PPL and its subsidiaries;

•	new accounting requirements or new interpretations or applications of existing requirements;

•	changes in the corporate credit ratings or securities analyst rankings of PPL and its securities;

•	any requirement to record impairment charges pursuant to GAAP with respect to any of our significant investments;

•	laws or regulations to reduce emissions of greenhouse gases or the physical effects of climate change;

•

continuing ability to access fuel supply for LG&E and KU, as well as the ability to recover fuel costs and environmental expenditures in a timely manner at LG&E and KU and natural gas supply costs at LG&E;

•	weather and other conditions affecting generation, transmission and distribution operations, operating costs and customer energy use;

•	changes in political, regulatory or economic conditions in states, regions or countries where PPL or its subsidiaries conduct business;

•	receipt of necessary governmental permits and approvals;

•	new state, federal or foreign legislation or regulatory developments;

•	the impact of any state, federal or foreign investigations applicable to PPL and its subsidiaries and the energy industry;

•	our ability to attract and retain qualified employees;

•	the effect of any business or industry restructuring;

•	development of new projects, markets and technologies;

•	performance of new ventures;

•	business dispositions or acquisitions and our ability to realize expected benefits from such business transactions;

•	collective labor bargaining negotiations; and

•	the outcome of litigation against PPL and its subsidiaries.

Any such forward-looking statements should be considered in light of these important factors and in conjunction with other documents we file with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time to time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made and, except as required by applicable law, we undertake no obligation to update the information contained in the statement to reflect subsequent developments or information.

PPL CORPORATION

PPL Corporation, incorporated in 1994 and headquartered in Allentown, Pennsylvania, is a utility holding company. Through its regulated subsidiaries, PPL Corporation delivers electricity to customers in Pennsylvania, Kentucky, Virginia, Tennessee and the United Kingdom, and natural gas to customers in Kentucky and generates electricity from power plants in Kentucky.

PPL Corporation’s principal subsidiaries are shown below (* denotes a registrant hereunder):

PPL Corporation conducts its operations through the following segments:

U.K. Regulated

The U.K. Regulated segment consists primarily of electricity distribution operations in the United Kingdom. Through its subsidiaries, as of December 31, 2017, PPL Global, LLC delivered electricity to approximately 7.9 million end-users in the United Kingdom. PPL Global, LLC is a wholly owned, indirect subsidiary of PPL Corporation.

Kentucky Regulated

The Kentucky Regulated segment consists of the operations of LKE, which owns and operates regulated public utilities engaged in the generation, transmission, distribution and sale of electricity and the distribution and sale of natural gas, representing primarily the activities of LG&E and KU. As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers and provided natural gas service to approximately 326,000 customers in Kentucky, and KU delivered electricity to approximately 556,000 customers in Kentucky and Virginia. See “Louisville Gas and Electric Company” and “Kentucky Utilities Company,” respectively, for more information.

Pennsylvania Regulated

PPL Corporation’s Pennsylvania Regulated segment includes the regulated electricity delivery operations of PPL Electric. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in eastern and central Pennsylvania. See “PPL Electric Utilities Corporation” below for more information.

PPL Corporation’s subsidiaries, including PPL Electric, LKE, LG&E and KU, are separate legal entities and are not liable for the debts of PPL Corporation, and PPL Corporation is not liable for the debts of its subsidiaries (other than under the PPL Guarantees of PPL Capital Funding Debt Securities and PPL Subordinated Guarantees of PPL Capital Funding Subordinated Debt Securities). None of PPL Electric, LKE, LG&E or KU will guarantee or provide other credit or funding support for the Securities to be offered by PPL Corporation pursuant to this prospectus.

PPL CAPITAL FUNDING, INC.

PPL Capital Funding is a Delaware corporation and wholly owned subsidiary of PPL Corporation. PPL Capital Funding’s primary business is to provide PPL Corporation with financing for its operations. PPL Corporation will fully and unconditionally guarantee the payment of principal, premium and interest on the PPL Capital Funding Debt Securities pursuant to the PPL Guarantees and the PPL Capital Funding Subordinated Debt Securities pursuant to the PPL Subordinated Guarantees, as will be described in supplements to this prospectus.

PPL ELECTRIC UTILITIES CORPORATION

PPL Electric, headquartered in Allentown, Pennsylvania, is a wholly owned subsidiary of PPL Corporation, incorporated in Pennsylvania in 1920 and a regulated public utility that is an electricity transmission and distribution service provider in eastern and central Pennsylvania. As of December 31, 2017, PPL Electric delivered electricity to approximately 1.4 million customers in a 10,000 square mile territory in 29 counties of eastern and central Pennsylvania. PPL Electric also provides electricity supply to retail customers in this area as a provider of last resort under the Pennsylvania Electricity Generation Customer Choice and Competition Act.

PPL Electric is subject to regulation as a public utility by the Pennsylvania Public Utility Commission, and certain of its transmission activities are subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Federal Power Act.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by PPL Electric pursuant to this prospectus.

LG&E AND KU ENERGY LLC

LKE, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of PPL Corporation and a holding company that owns regulated utility operations through its subsidiaries, LG&E and KU, which constitute substantially all of LKE’s assets. LG&E and KU are regulated public utilities engaged in the generation, transmission, distribution and sale of electricity. LG&E also engages in the distribution and sale of natural gas. LG&E and KU maintain separate corporate identities and serve customers in Kentucky under their respective names. KU also serves customers in Virginia under the Old Dominion Power name and in Tennessee under the KU name. LKE, formed in 2003, is the successor to a Kentucky entity formed in 1989.

See “Louisville Gas and Electric Company” and “Kentucky Utilities Company” below for additional information about LG&E and KU.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LKE pursuant to this prospectus.

LOUISVILLE GAS AND ELECTRIC COMPANY

LG&E, headquartered in Louisville, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity and distribution and sale of natural gas in Kentucky.

As of December 31, 2017, LG&E provided electric service to approximately 411,000 customers in Louisville and adjacent areas in Kentucky, covering approximately 700 square miles in nine counties and provided natural gas service to approximately 326,000 customers in its electric service area and eight additional counties in Kentucky.

LG&E is subject to regulation as a public utility by the Kentucky Public Service Commission (“KPSC”), and certain of its transmission activities are subject to the jurisdiction of the FERC under the Federal Power Act. LG&E was incorporated in 1913.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by LG&E pursuant to this prospectus.

KENTUCKY UTILITIES COMPANY

KU, headquartered in Lexington, Kentucky, is a wholly owned subsidiary of LKE and a regulated utility engaged in the generation, transmission, distribution and sale of electricity in Kentucky, Virginia and Tennessee.

As of December 31, 2017, KU provided electric service to approximately 525,000 customers in 77 counties in central, southeastern and western Kentucky, approximately 28,000 customers in five counties in southwestern Virginia, and three customers in Tennessee, covering approximately 4,800 non-contiguous square miles. As of December 31, 2017, KU also sold wholesale electricity to 10 municipalities in Kentucky under load following contracts. In Virginia, KU operates under the name Old Dominion Power Company.

KU is subject to regulation as a public utility by the KPSC and the Virginia State Corporation Commission, and certain of its transmission and wholesale power activities are subject to the jurisdiction of the FERC under the Federal Power Act. KU was incorporated in Kentucky in 1912 and in Virginia in 1991.

Neither PPL Corporation nor any of its subsidiaries or affiliates will guarantee or provide other credit or funding support for the Securities to be offered by KU pursuant to this prospectus.

The offices of PPL Corporation, PPL Capital Funding and PPL Electric are located at Two North Ninth Street, Allentown, Pennsylvania 18101-1179 (Telephone number (610) 774-5151).

The offices of LKE and LG&E are located at 220 West Main Street, Louisville, Kentucky 40202 (Telephone number (502) 627-2000).

The offices of KU are located at One Quality Street, Lexington, Kentucky 40507 (Telephone number (502) 627-2000).

The information above concerning PPL Corporation, PPL Capital Funding, PPL Electric, LKE, LG&E and KU and, if applicable, their respective subsidiaries is only a summary and does not purport to be comprehensive. For additional information about these companies, including certain assumptions, risks and uncertainties involved in the forward-looking statements contained or incorporated by reference in this prospectus, you should refer to the information described in “Where You Can Find More Information.”

USE OF PROCEEDS

Except as otherwise described in a prospectus supplement, the net proceeds from the sale of the PPL Capital Funding Debt Securities and the PPL Capital Funding Subordinated Debt Securities will be loaned to PPL Corporation and/or its subsidiaries, and PPL Corporation and/or its subsidiaries are expected to use the proceeds of such loans, and the proceeds of the other Securities issued by PPL Corporation, for general corporate purposes, including repayment of debt. Except as otherwise described in a prospectus supplement, each of PPL Electric, LKE, LG&E and KU is expected to use the proceeds of the Securities it issues for general corporate purposes, including repayment of debt and for capital expenditures.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

PPL Corporation

The following table sets forth PPL Corporation’s ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015 (b)	2014 (b)	2013 (b)
Ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends (a)	3.1	3.8	2.8	2.8	2.4

(a)

See PPL Corporation’s reports on file with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as described under “Where You Can Find More Information” for more information. PPL Corporation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

(b)

Reflects PPL Corporation’s former supply segment as discontinued operations. The supply segment substantially represented the operations of PPL Corporation’s former subsidiary PPL Energy Supply, LLC, which was spun off on June 1, 2015.

PPL Electric

The following table sets forth PPL Electric’s ratio of earnings to fixed charges for the periods indicated:

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.8	4.9	4.0	4.2	3.7

(a)	See PPL Electric’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LKE

The following table sets forth LKE’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	4.1	4.1	4.2	4.2	4.6

(a)	See LKE’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

LG&E

The following table sets forth LG&E’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.5	5.3	5.9	6.3	8.1

(a)	See LG&E’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

KU

The following table sets forth KU’s ratio of earnings to fixed charges for the periods indicated.

	Twelve Months Ended December 31,
	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (a)	5.2	5.3	5.3	5.4	5.9

(a)	See KU’s reports on file with the SEC pursuant to the Exchange Act as described under “Where You Can Find More Information” for more information.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

PPL Corporation, PPL Electric, LKE, LG&E and KU each file reports and other information with the SEC. You may obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

PPL Corporation’s Internet Web site is www.pplweb.com. Under the “Investors” heading of that website, PPL Corporation provides access to all SEC filings of PPL Corporation, PPL Electric, LKE, LG&E and KU free of charge, as soon as reasonably practicable after filing with the SEC. The information at PPL Corporation’s Internet Web site is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus. Additionally, PPL Corporation’s, PPL Electric’s, LKE’s, LG&E’s and KU’s filings are available at the SEC’s Internet Web site (www.sec.gov).

In addition, reports, proxy statements and other information concerning PPL Corporation and PPL Electric, as applicable, can be inspected at their offices at Two North Ninth Street, Allentown, Pennsylvania 18101-1179; reports and other information concerning LKE and LG&E can be inspected at their offices at 220 West Main Street, Louisville, Kentucky 40202, and reports and other information concerning KU can be inspected at its office at One Quality Street, Lexington, Kentucky 40507.

Incorporation by Reference

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will “incorporate by reference” information into this prospectus by disclosing important information to you by referring you to another document that it files separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about the registrants.

PPL Corporation

SEC Filings (File No. 1-11459)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
PPL Corporation’s 2017 Notice of Annual Meeting and Proxy Statement (portions thereof incorporated by reference into PPL Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016)	Filed on April 5, 2017

Current Reports on Form 8-K	Filed on January 8, 2018 (Item 5.02 only), January 16, 2018 (Item 2.03 only) and January 18, 2018 (Item 5.02 only)

PPL Corporation’s Registration Statement on Form 8-B	Filed on April 27, 1995

PPL Electric

SEC Filings (File No. 1-905)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017

LKE

SEC Filings (File No. 333-173665)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

LG&E

SEC Filings (File No. 1-2893)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

KU

SEC Filings (File No. 1-3464)	Period/Date
Annual Report on Form 10-K	Year ended December 31, 2017
Current Report on Form 8-K	Filed on January 16, 2018 (Item 2.03 only)

Additional documents that PPL Corporation, PPL Electric, LKE, LG&E and KU file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, between the date of this prospectus and the termination of the offering of the Securities are also incorporated herein by reference. In addition, any additional documents that PPL Corporation, PPL Electric, LKE, LG&E or KU file with the SEC pursuant to these sections of the Exchange Act after the date of the filing of the registration statement containing this prospectus, and prior to the effectiveness of the registration statement, are also incorporated herein by reference. Unless specifically stated to the contrary, none of the information that PPL Corporation, PPL Electric, LKE, LG&E or KU files or discloses under Items 2.02 or 7.01 of any Current Report on Form 8-K that have been furnished or may from time to time be furnished with the SEC is or will be incorporated by reference into, or otherwise included in, this prospectus.

Each of PPL Corporation, PPL Electric, LKE, LG&E and KU will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, a copy of any and all of its filings with the SEC. You may request a copy of these filings by writing or telephoning the appropriate registrant at:

For PPL Corporation and PPL Electric:

Two North Ninth Street

Allentown, Pennsylvania 18101-1179

Attention: Treasurer

Telephone: 1-800-345-3085

For LKE and LG&E:

220 West Main Street

Louisville, Kentucky 40202

Attention: Treasurer

Telephone: 1-800-345-3085

For KU:

One Quality Street

Lexington, Kentucky 40507

Attention: Treasurer

Telephone: 1-800-345-3085

No separate financial statements of PPL Capital Funding are included herein or incorporated herein by reference. PPL Corporation and PPL Capital Funding do not consider those financial statements to be material to holders of the PPL Capital Funding Debt Securities or PPL Capital Funding Subordinated Debt Securities

because (1) PPL Capital Funding is a wholly owned subsidiary that was formed for the primary purpose of providing financing for PPL Corporation and its subsidiaries, (2) PPL Capital Funding does not currently engage in any independent operations and (3) PPL Capital Funding is a finance subsidiary and does not currently plan to engage, in the future, in more than minimal independent operations. See “PPL Capital Funding.” Accordingly, PPL Corporation and PPL Capital Funding do not expect PPL Capital Funding to file such reports.

EXPERTS

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company, and the related financial statement schedules, as of and for the years ended December 31, 2017 and December 31, 2016 incorporated in this prospectus by reference from such companies’ Annual Reports on Form 10-K for the year ended December 31, 2017, and the effectiveness of PPL Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of PPL Corporation, PPL Electric Utilities Corporation and LG&E and KU Energy LLC, and the financial statements of Louisville Gas and Electric Company and Kentucky Utilities Company for the year ended December 31, 2015 (including schedules) appearing in such companies’ Annual Reports (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements and financial statement schedules are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

VALIDITY OF THE SECURITIES AND THE PPL GUARANTEES

Pillsbury Winthrop Shaw Pittman LLP, New York, New York, Simpson Thacher & Bartlett LLP, New York, New York or Davis Polk & Wardwell LLP, New York, New York and Frederick C. Paine, Esq., Senior Counsel of PPL Services Corporation will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for PPL Corporation, PPL Capital Funding and PPL Electric. Pillsbury Winthrop Shaw Pittman LLP and John P. Fendig, Esq. of LG&E and KU Energy LLC will pass upon the validity of any LKE, LG&E and KU Securities for those issuers. Sullivan & Cromwell LLP, New York, New York will pass upon the validity of the Securities, the PPL Guarantees and the PPL Subordinated Guarantees for any underwriters or agents. Pillsbury Winthrop Shaw Pittman LLP, Simpson Thacher & Bartlett LLP, Sullivan & Cromwell LLP and Davis Polk & Wardwell LLP will rely on the opinion of Mr. Paine as to matters involving the law of the Commonwealth of Pennsylvania and on the opinion of Mr. Fendig as to matters involving the laws of the Commonwealths of Kentucky and Virginia.

$250,000,000

PPL Electric Utilities Corporation

First Mortgage Bonds, Floating Rate Series due 2023

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BMO Capital Markets	RBC Capital Markets	Wells Fargo Securities

September    , 2020